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PROSPECTUS SUPPLEMENT
(To prospectus dated September 22, 2005)

7,690,000 Shares

PXRE Group Ltd.

Common Shares

We are selling 7,690,000 of our common shares. Our common shares are listed on the New York Stock Exchange under the symbol “PXT.” On September 30, 2005 the last sale price of our common shares as reported on the New York Stock Exchange was $13.46 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of the accompanying prospectus and page S-4 of this prospectus supplement.

	Per Share	Total

Public offering price	$13.25	$101,892,500
Underwriting discount	$0.24	$1,845,600
Proceeds, before expenses, to PXRE	$13.01	$100,046,900

The underwriter may also purchase up to an additional 1,153,500 common shares from PXRE at $13.01 per share within 30 days from the date of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares are expected to be ready for delivery on or about October 7, 2005.

Credit Suisse First Boston

The date of this prospectus supplement is October 3, 2005.

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TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

The description below is a summary of the prospectus supplement and the material terms of the offering, and does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” beginning on page 6 of the accompanying prospectus and page S-4 of this prospectus supplement and the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

PXRE

We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in Bermuda, the United States and Europe. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Property catastrophe reinsurance generally covers claims arising from large catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Substantially all of our reinsurance products have been, and will continue to be, offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients’ claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount.

We also offer our clients property-per-risk, marine and aviation reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property-per-risk and marine and aviation reinsurance and retrocessional business is also written on an excess-of-loss basis with aggregate limits on our exposure to losses.

We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance Ltd., which we call “PXRE Bermuda,” PXRE Reinsurance Company, which we call “PXRE Reinsurance,” and PXRE Solutions, S.A., which we call “PXRE Europe.”

•	PXRE Bermuda and PXRE Reinsurance are broker-market reinsurers which principally underwrite treaty reinsurance for property (including marine and aerospace) risks.

•	PXRE Europe, a Belgian reinsurance intermediary, performs reinsurance intermediary activities on behalf of PXRE Bermuda and PXRE Reinsurance.

Our principal executive offices are located at PXRE House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 296-5858. You may also obtain additional information about us from our website, www.pxregroup.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

As used in this prospectus supplement and the accompanying prospectus, except as otherwise specified, the terms “PXRE,” “we,” “us” and “our” refer to PXRE Group Ltd.

RISKS RELATING TO PXRE

As part of your evaluation of an investment in our common shares, you should take into account the risks discussed in the sections entitled “Risk Factors” beginning on page 6 of the accompanying prospectus and page S-4 of this prospectus supplement.

RECENT DEVELOPMENTS

On September 19, 2005, we announced that, based on updated information, we had increased our earlier estimate of our potential losses due to the net impact of Hurricane Katrina to the range of $235 million to $300 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards and outwards reinstatements and additional premiums. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity and we expect to have a net loss for calendar 2005. Our updated estimates were based on insured industry loss

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estimates in the range of $30 billion to $40 billion. These industry loss estimates may increase as the loss adjustment process continues.

We have begun to receive loss notices with respect to Hurricane Katrina, but most of these notices are precautionary in nature with no supporting loss information. Accordingly, the estimates were based mainly on modeling, a review of exposed reinsurance contracts and discussions with certain clients. Actual losses may vary materially from these estimates.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues, including the appropriate attribution of losses to wind or flood damage as opposed to other perils such as fire, business interruption or civil commotion. The underlying policies generally contain exclusions for flood damage; however, water damage caused by wind may be covered. We expect that causation and coverage issues may not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

Our actual losses from Hurricane Katrina may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in portions of those states. Our preliminary estimate of the net impact from Hurricane Rita is currently between $30 million and $40 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards reinstatement premiums. This preliminary estimate is primarily based on early industry loss predictions ranging from $2.5 billion to $6.0 billion, a combination of the output of industry models, market share analyses and a preliminary review of in-force contracts. Our actual losses from Hurricane Rita may ultimately differ materially from our preliminary assessment of losses.

Based on our preliminary estimate of loss from Hurricane Rita and our preliminary range of loss from Hurricane Katrina, we now expect to report a net loss of $125 million to $220 million for 2005, assuming no additional material catastrophes occur during the rest of 2005. For the quarter ending September 30, 2005, we expect to report a net loss of between $230 million to $320 million.

See “Risk Factors—The destruction caused by Hurricane Katrina and Hurricane Rita will produce claims that will have a material adverse effect on our financial position and results of operations. The uncertainty related to the scope of insured losses caused by Hurricane Katrina and Hurricane Rita may increase the number of claims and may further impact our financial results.”

On September 29, 2005, Standard and Poor’s downgraded the counterparty credit and financial strength ratings of our reinsurance subsidiaries from “A” (Strong) to “A-” (Strong) and announced that these remain on CreditWatch with negative implications. A.M. Best also downgraded the financial strength rating of our reinsurance subsidiaries from “A” (Excellent) to “A-” (Excellent) on September 30, 2005 and announced that this rating remains under review with negative implications pending successful completion of our capital plan. For a discussion of the effects of these actions by Standard & Poor’s and A.M. Best on us and our business, see “Risk Factors—A decline in the rating assigned to our claims-paying ability may impact our potential to write new and renewal business,” “Risk Factors—As a result of the losses that we expect to incur from Hurricane Katrina and Hurricane Rita, the additional capital that we raise in the current private placement and the public offering of our common shares described in this prospectus supplement may not be sufficient to avoid a further downgrade by the rating agencies,” “Risk Factors—A downgrade in the ratings of our reinsurance subsidiaries by rating agencies may materially and negatively impact our business and results of operations” and “Risk Factors—A decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust and/or allow many of our clients to terminate their contracts with us.”

On September 29, 2005, we agreed to issue and sell 375,000 of our series D perpetual preferred shares in a private placement exempt from registration under the Securities Act of 1933. The series D perpetual preferred shares will have an initial liquidation preference, subject to adjustment, of $1,000 and an $11.00 per common share exchange price. At the initial liquidation preference, we would raise $375 million (approximately $360.5 million of proceeds net of agents’ fees) in the private placement and, at the exchange price of $11.00 per common share, the series D perpetual preferred shares will be mandatorily exchangeable

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for 34,090,909 of our common shares immediately upon an affirmative vote of our shareholders (i) authorizing an additional 300 million common shares; and (ii) approving the exchange of the series D perpetual preferred shares into common shares. The private placement is expected to close on the same day as the public offering of our common shares described in this prospectus supplement. For a detailed discussion of the features of the series D perpetual preferred shares, including adjustments to the purchase price, see “Description of Series D Perpetual Preferred Shares” below and the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

THE OFFERING

Common shares offered by PXRE	7,690,000 shares.

Common shares outstanding after this offering	37,085,121 shares, including 7,037,166 convertible common shares.

Use of proceeds
We estimate that our net proceeds from the offering by us of common shares, after deducting estimated expenses of the offering, will be approximately $99.7 million. We intend to use these net proceeds for general corporate purposes, primarily for contributions to the capital of our subsidiary, PXRE Bermuda.

Dividend policy
Since the third quarter of 1999, we have paid a quarterly cash dividend on our common shares of $0.06 per share. On April 28, 2005, our board of directors approved a regular quarterly cash dividend of $0.12 per common share. The payment of dividends on the common shares is subject to the discretion of our board of directors, which will consider, among other factors, our operating results, overall financial condition, capital requirements and general business conditions. There can be no assurance that dividends will be paid in the future.

Ownership limitation
Our bye-laws provide that, subject to certain exceptions and waiver procedures, the voting rights with respect to our shares owned by any shareholder will be limited to a voting power of 9.9%. We have waived this requirement with respect to only one preferred shareholder, a non-U.S. entity. See “Description of Share Capital” in the accompanying prospectus.

New York Stock Exchange symbol	“PXT.”

Unless we indicate otherwise, all information in this prospectus supplement excludes:

•	common shares that may be issued by us upon exercise of the underwriter’s over-allotment option;

•	7,037,166 convertible common shares convertible into 7,037,166 common shares;

•
5,813 preferred shares convertible into 4,384,013 convertible common shares, which are convertible into 4,384,013 common shares, based on the adjusted conversion price of $13.26 per share as of June 30, 2005. For a discussion of our preferred shares and convertible common shares, dividends payable on preferred shares and the related conversion price adjustment features, see “Description of Share Capital—Outstanding Preferred Shares” beginning on page 42 of the accompanying prospectus; and

•	2,261,207 additional common shares that may be available for future issuance from time to time under our equity benefit plans.

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RISK FACTORS

An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common shares. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

The destruction caused by Hurricane Katrina and Hurricane Rita will produce claims that will have a material adverse effect on our financial position and results of operations. The uncertainty related to the scope of insured losses caused by Hurricane Katrina and Hurricane Rita may increase the number of claims and may further impact our financial results.

On September 19, 2005, we announced that, based on updated information, we had increased our earlier estimate of our potential losses due to the net impact of Hurricane Katrina to the range of $235 million to $300 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards and outwards reinstatements and additional premiums. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity and we expect to have a net loss for calendar 2005. Our updated estimates were based on insured industry loss estimates in the range of $30 billion to $40 billion. These industry loss estimates may increase as the loss adjustment process continues.

We have begun to receive loss notices with respect to Hurricane Katrina, but most of these notices are precautionary in nature with no supporting loss information. Accordingly, the estimates were based mainly on modeling, a review of exposed reinsurance contracts and discussions with certain clients. Actual losses may vary materially from these estimates.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues, including the appropriate attribution of losses to wind or flood damage as opposed to other perils such as fire, business interruption or civil commotion. The underlying policies generally contain exclusions for flood damage; however, water damage caused by wind may be covered. We expect that causation and coverage issues may not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

Our actual losses from Hurricane Katrina may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in portions of those states. Our preliminary estimate of the net impact from Hurricane Rita is currently between $30 million and $40 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards reinstatement premiums. This preliminary estimate is based on early industry loss predictions ranging from $2.5 billion to $6.0 billion, a combination of the output of industry models, market share analyses and a preliminary review of in-force contracts. Our actual losses from Hurricane Rita may ultimately differ materially from our preliminary assessment of losses and these losses are expected to have a material adverse effect on our results of operations for 2005.

Based on our preliminary estimate of loss from Hurricane Rita and our preliminary range of loss from Hurricane Katrina, we now expect to report a net loss of $125 million to $220 million for 2005, assuming no additional material catastrophes occur during the rest of 2005. For the quarter ending September 30, 2005, we expect to report a net loss of between $230 million to $320 million.

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A decline in the rating assigned to our claims-paying ability may impact our potential to write new and renewal business.

The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., which we refer to as “S&P,” decided on September 29, 2005, based on “the inherent volatility from PXRE’s monoline catastrophe [business]... that is inconsistent with the prior rating level” to downgrade the counterparty credit and financial strength ratings of our reinsurance subsidiaries from “A” to “A-.” S&P also announced that these ratings remain on CreditWatch with negative implications due to our estimate of the material impact that losses from Hurricane Katrina will have upon us. On September 30, 2005, A.M. Best Company, an independent insurance industry rating organization which we refer to as “A.M. Best,” downgraded the financial strength rating of our reinsurance subsidiaries from “A” to “A-” and announced that this rating remains under review with negative implications pending successful completion of our capital plan. We cannot assure you that S&P or A.M. Best, or both, will not downgrade us further, even if we successfully complete this offering and our private placement of series D perpetual preferred shares.

We have not been able to fully assess the impact of these downgrades by S&P and A.M. Best on our business and these downgrades could materially adversely affect our ability to write new and renewal business. If it were to do so, this could have a material negative effect on our results of operations. If S&P and/or A.M. Best were to downgrade us further, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, since we would be downgraded from the “A” category to the “B” category. In 1999, we were downgraded from “A+” to “A,” which downgrade was considered by us to have no material effect on our core short-tail property business. Although impossible to quantify, we believe the downgrade did have some impact on our ability to expand the direct casualty reinsurance business that we have since discontinued.

As a result of the losses that we expect to incur from Hurricane Katrina and Hurricane Rita, the additional capital that we raise in the current private placement and the public offering of our common shares described in this prospectus supplement may not be sufficient to avoid a further downgrade by the rating agencies.

A.M. Best and S&P have made clear to us that in the absence of additional capital to absorb the impact of Hurricane Katrina and Hurricane Rita, we can expect a further downgrade in our ratings. S&P and A.M. Best have stated that if our capital raising program is unsuccessful we would face further downgrades. We also cannot assure you that S&P and A.M. Best will not downgrade us further even if we successfully complete this offering and our private placement of series D perpetual preferred shares. In addition, if we have underestimated the amount of our losses, our ratings could be subject to further downgrade. Even if we have correctly estimated our losses from Hurricane Katrina and Hurricane Rita, we cannot assure you that A.M. Best or S&P will not downgrade our ratings further.

A downgrade in the ratings of our reinsurance subsidiaries by rating agencies may materially and negatively impact our business and results of operations.

In the aftermath of Hurricane Katrina, each of the major rating agencies placed the credit ratings of our reinsurance subsidiaries on CreditWatch negative or the equivalent, and S&P and A.M. Best have since downgraded their ratings from “A” to “A-.” Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. If the ratings of our reinsurance subsidiaries are reduced from their current levels by A.M. Best or S&P, our competitive position in the insurance industry would suffer and it would be more difficult for us to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially since we would be downgraded from the “A” category to the “B” category. A downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We cannot give any assurance regarding whether or to what extent the rating agencies may further downgrade our ratings.

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The current financial strength ratings of PXRE Bermuda and PXRE Reinsurance are:

•	A.M. Best: “A-” (Excellent), fourth highest of fifteen rating levels; and

•	S&P: “A-” (Strong), seventh highest of twenty-one rating levels.

These ratings are not evaluations directed to investors in our securities (including investors in our common shares) or a recommendation to buy, sell or hold our securities (including our common shares). Our ratings may be revised or revoked at the sole discretion of the rating agencies.

A decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust and/or allow many of our clients to terminate their contracts with us.

Certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below “A-.” In addition, certain other of our ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

It is also increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies. A majority of our contracts now contain such clauses. Typically such cancellation clauses are triggered if A.M. Best or S&P were to downgrade us below “A-.” Whether a client would exercise such rights would depend, among other things, on the reasons for the downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse. A downgrade below “A-” by either S&P or A.M. Best, therefore, could result in a substantial loss of business if insurers, ceding companies and/or brokers that place such business move to other insurers and reinsurers with higher ratings. For example, based on premium value, 47% of our reinsurance contracts that incepted at January 1, 2005 contained provisions allowing clients additional rights upon a decline in our ratings.

We have exhausted our retrocessional coverage with respect to Hurricane Katrina, leaving us exposed to further losses.

Based on our current estimate of losses related to Hurricane Katrina, we believe we have exhausted our retrocession protection with respect to this event, meaning that we have no further retrocession coverage available should our Hurricane Katrina losses prove to be greater than currently estimated. We cannot be sure that retrocessional coverage will be available to us on acceptable terms, or at all, in the future. Our business, results of operation and financial condition could be materially adversely impacted by losses related to Hurricane Katrina.

We may be overexposed to losses in certain geographic areas for certain types of catastrophe events.

As we underwrite risks from a large number of insurers based on information generally supplied by reinsurance brokers, we may develop a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. For example, we are significantly exposed to losses arising from hurricanes in the southeastern United States, earthquakes in California, the midwestern United States and Japan, and to windstorms in northern Europe. We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses and have established guidelines for maximum tolerable losses from a single event or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded by actual losses resulting from Hurricane Katrina and Hurricane Rita or by some future catastrophe.

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We have exited the finite reinsurance business, but claims in respect of finite reinsurance could have an adverse effect on our results of operations.

Finite risk reinsurance contracts are highly customized and typically involve complicated structural elements. Accounting principles generally accepted in the United States, or “GAAP,” govern whether or not a contract should be accounted for as reinsurance. Contracts that do not meet these GAAP requirements may not be accounted for as reinsurance and are required to be accounted for as deposits. As reported in the press in recent months, certain finite insurance and reinsurance arrangements are coming under scrutiny by the New York Attorney General’s Office, the Securities and Exchange Commission and other governmental authorities. According to the press, investigators have asserted that the contracts in question were accounted for in an improper or fraudulent manner.

We sold finite reinsurance prior to June 30, 2004, and from time to time, have purchased finite reinsurance contracts to which we are a party. Although we have received no request for information or documents with respect to any finite reinsurance we sold or purchased from time to time in connection with the investigations, certain of our customers or reinsurers have been asked to provide or have provided documents and information with respect to reinsurance contracts to which we are a party in the framework of these investigations. Any claim challenging the appropriateness of the accounting treatment of the finite contracts we underwrote or purchased could result in negative publicity, costs and, in the event of any regulatory or judicial decision being entered against us, ultimately fines and penalties, all of which could have a material adverse effect on our business and results of operations.

Retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms.

In order to limit the effect of large and multiple losses upon our financial condition, we buy reinsurance for our own account. This type of insurance is known as retrocessional reinsurance. From time to time, market conditions have limited, and in some cases have prevented reinsurers from obtaining, the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as in prior years. In difficult market conditions, pricing for our retrocessional reinsurance products may improve, but conversely, obtaining retrocessional reinsurance for our own account on favorable terms could become more difficult.

We are exploring capital market alternatives for acquiring additional retrocessional coverage, including purchasing reinsurance from a special purpose entity financed by the issuance and sale of catastrophe bonds. However, we may not be able to consummate such transactions on acceptable terms or at all. If we were unable to increase our level of retrocessional coverage, either through these capital market approaches or increased reinsurance, it could have a material adverse effect on our ability to expand our business.

A retrocessionaire’s insolvency or its inability or unwillingness to make payments under the terms of a retrocessional reinsurance treaty with us could have a material adverse effect on us. Therefore our retrocessions subject us to credit risks because the ceding of risk to retrocessionaires does not relieve us of our liability to our clients. In the event that we cede business to a retrocessionaire, we must still pay on claims of our cedent even if we are not paid by the retrocessionaire.

We recently agreed to issue and sell series D perpetual preferred shares which are exchangeable for our common shares. The common shares that will be provided to the holders of these series D perpetual preferred shares, assuming that the exchange occurs, would cause substantial dilution to the holders of our common shares. The sale of substantial amounts of our common shares by the holders of the series D perpetual preferred shares, assuming the exchange occurs, could cause the market price of our common shares to decline significantly.

On September 29, 2005, we agreed to issue and sell 375,000 of our series D perpetual preferred shares in a private placement exempt from registration under the Securities Act of 1933. If our shareholders vote to authorize additional common shares and to authorize the mandatory exchange of the series D perpetual preferred shares for common shares, the purchasers in the private placement will collectively receive 34,090,909 of our common shares. This, in addition to the triggering of the existing anti-dilution provisions

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of our existing convertible preferred shares as a result of the issuance of our Series D perpetual preferred shares (see “Description of Share Capital—Outstanding Preferred Shares” in the prospectus accompanying this prospectus supplement), could have a material dilutive effect on our common shares, including the common shares offered by this prospectus supplement. For a detailed discussion of the features of the series D perpetual preferred shares, see “Description of Series D Perpetual Preferred Shares” below and the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Furthermore, upon mandatory exchange of the series D perpetual preferred shares for our common shares, we will be required to register the resulting common shares for resale by the purchasers of the series D perpetual preferred shares. Sales of substantial amounts of our common shares by these investors, or the perception that these sales could occur, could adversely affect the market price of our common shares, as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

If the public offering price of our common shares being offered in this prospectus supplement is less than $11.00 per share, then the purchase price for our series D perpetual preferred shares being sold in the private placement will be less than $375 million.

We have agreed to sell our series D perpetual preferred shares at a per share purchase price equal to the lesser of (i) $1,000 and (ii) the product of (a) an exchange ratio of approximately 90.9 multiplied by (b) the per share public offering price of our common shares being offered by this prospectus supplement. If the public offering price of our common shares being offered by this prospectus supplement is $11.00 per share or greater, we will receive $375 million (less agents’ fees of approximately $14.5 million) from the sale of our series D perpetual preferred shares in the private placement transaction. If the public offering price of our common shares being offered in this prospectus supplement is less than $11.00 per share, then the purchase price for our series D perpetual preferred shares will be adjusted downward and we will receive less proceeds from the sale of our series D perpetual preferred shares in the private placement transaction. For a detailed discussion of the features of the series D perpetual preferred shares, including adjustments to the purchase price, see “Description of Series D Perpetual Preferred Shares” below and the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

If shareholders do not authorize the mandatory exchange of the series D perpetual preferred shares for our common shares, the terms of the series D perpetual preferred shares would have a material dilutive effect on our common shares.

If the mandatory exchange of the series D perpetual preferred shares for our common shares is not approved by our shareholders by April 1, 2006, we will be required to pay additional dividends on the series D perpetual preferred shares. These additional dividends on the series D perpetual preferred shares would begin to accrue retroactively from the date of issuance at a rate of 15% per annum, increasing to 17% per annum on April 1, 2007 and 19% per annum on April 1, 2008. These additional dividends would be paid in the form of additional series D perpetual preferred shares on a quarterly basis, with all retroactive dividends from the date of issuance being made on June 30, 2006. The increasing percentage of shareholders’ equity represented by the series D perpetual preferred shares would progressively and increasingly reduce the portion attributable to our common shares. In addition, to the extent our board of directors declares dividends on our common shares, the holders of series D preferred shares (which will be entitled to participate in such dividends on an as-exchanged basis) would be entitled to a progressively greater portion of the funds available to pay those dividends. The combined effect of these provisions would have a material adverse effect on the value of our common shares. In addition, if the mandatory exchange of the series D perpetual preferred shares for our common shares has not been effected prior to December 31, 2006, we may be required by the terms of the series D perpetual preferred shares to use our reasonable best efforts to publicly offer and sell our common shares in each calendar year, beginning in 2007, and use the proceeds thereof to repurchase series D perpetual preferred shares at their then-existing liquidation preference. Accordingly, if the

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series D perpetual preferred shares are not mandatorily exchanged for our common shares by April 1, 2006 or prior to December 31, 2006, our common shareholders may be materially adversely affected. For a detailed discussion of the features of the series D perpetual preferred shares, see “Description of Series D Perpetual Preferred Shares” below and the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

If you acquire more than 10% of our shares and we or our non-U.S. subsidiaries are classified as a controlled foreign corporation (“CFC”), your taxes would increase.

Each United States person (as defined in Section 957(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) who (i) owns (directly, indirectly through foreign persons, or by attribution by application of the constructive ownership rules (“constructively”)) 10% or more of the total combined voting power of all classes of stock of a foreign corporation at any time during a taxable year (such person, a “10% United States Shareholder”), and (ii) owns (directly or indirectly through foreign persons) shares of such foreign corporation on the last day of such taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed, if such foreign corporation has been a CFC for an uninterrupted period of 30 days or more during such taxable year. A foreign corporation is considered a CFC if 10% United States Shareholders own (directly, indirectly through foreign entities, or constructively) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation or the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly or constructively) by 10% United States Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. We cannot assure you that we or our non-U.S. subsidiaries will not be classified as a CFC.

We believe that because of the anticipated dispersion of our common share ownership, provisions in our organizational documents that limit voting power and other factors, no United States person who (i) owns our shares (directly, indirectly through one or more foreign entities or constructively), (ii) does not own PXRE preferred shares (other than series D perpetual preferred shares) and (iii) has not received a waiver from our board of directors of provisions in our organizational documents that limit voting power, should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of our shares.

Due to the attribution provisions of the Code regarding determination of beneficial ownership, there is a risk that the Internal Revenue Service (“IRS”) could assert that we or one or more of our non-U.S. subsidiaries are CFCs and that U.S. holders of our shares who own 10% or more of the value of our shares should be treated as owning 10% or more of the total voting power of PXRE and/or our non-U.S. subsidiaries notwithstanding the reduction of voting power discussed in the accompanying prospectus.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, and the documents incorporated by reference in this prospectus supplement, contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included in this prospectus supplement, as well as statements made by or on our behalf in press releases, written statements or other documents filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus supplement (including the documents incorporated by reference in this prospectus supplement) should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

•	because of exposure to catastrophes, our financial results may vary significantly from period to period;

•	the destruction caused by Hurricanes Katrina and Rita could produce claims that may result in a material adverse effect on our financial position or results;

•	we may be overexposed to losses in certain geographic areas for certain types of catastrophic events;

•	we operate in a highly competitive environment;

•	reinsurance prices may decline, which could affect our profitability;

•	reserving for losses includes significant estimates, which are subject to inherent uncertainties;

•	a decline in the credit rating assigned to our claims-paying ability may impact our potential to write new or renewal business;

•	a downgrade in our credit rating by rating agencies may result in a material adverse effect on our financial position or results;

•	a decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us;

•	we may be required to raise additional capital to fund our ongoing operations, which if we cannot obtain, could result in a material adverse effect on our financial position or results;

•	our investment portfolio is subject to market and credit risks, which could result in a material adverse impact on our financial position or results;

•
because we depend on a few reinsurance brokers for a large portion of our revenue, loss of business provided by them could adversely affect us, and our reliance on reinsurance brokers exposes us to their credit risk;

•	the impact of ongoing or future investigations of broker fee and placement arrangements could adversely impact our ability to write more business;

•	we have exited the finite reinsurance business, but claims in respect of the business we wrote could have an adverse effect on our results of operations;

•	we may be adversely affected by foreign currency fluctuations;

•	retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms;

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•	the impairment of our ability to provide collateral to cedents could affect our ability to offer reinsurance in certain markets;

•
the reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong;

•	regulatory constraints may restrict our ability to operate our business;

•
contention by the United States Internal Revenue Service that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on our financial position or results; and

•	changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results.

In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting estimated expenses of the offering, will be approximately $99.7 million, or $114.7 million if the underwriter exercises its over-allotment option in full. We intend to use these net proceeds for general corporate purposes, primarily for contributions to the capital of our subsidiary, PXRE Bermuda. Pending use of the net proceeds as set forth above, we intend to invest these funds in short-term, interest bearing securities.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares are listed on the New York Stock Exchange under the symbol “PXT.” Set forth below for the quarters indicated are the high and low closing sales prices per share on the New York Stock Exchange for our common shares, as well as the per share dividend that we have paid to holders of our common shares.

	High Closing Sales Price Per Share	Low Closing Sales Price Per Share	Dividend Per Share

2003:
First Quarter	$26.00	$19.00	$0.06
Second Quarter	22.00	19.05	0.06
Third Quarter	19.90	16.90	0.06
Fourth Quarter	24.20	17.75	0.06

2004:
First Quarter	$28.50	$23.89	$0.06
Second Quarter	27.94	23.20	0.06
Third Quarter	25.71	22.25	0.06
Fourth Quarter	25.21	22.70	0.06

2005:
First Quarter	$27.11	$24.62	$0.06
Second Quarter	25.22	23.13	0.12
Third Quarter	25.59	13.46	0.12

We declared and paid cash dividends on our common shares in each of the years ended December 31, 2004, 2003 and 2002 and in the two quarters ended June 30, 2005. Since the third quarter of 1999, we have paid a quarterly cash dividend on our common shares of at least $0.06 per share. On April 28, 2005, our board of directors approved a regular quarterly cash dividend of $0.12 per common share. Although we have no current intention of changing our dividend policy, our board of directors periodically reviews our dividend policy and may change it in the future in accordance with our capital needs and our quarterly results.

We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our principal operating subsidiaries, PXRE Bermuda and PXRE Reinsurance, to pay dividends to us. These subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and make other payments. Under the Bermuda Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. See “Risk Factors—We are a holding company and if our subsidiaries do not make dividend payments to us, we may not be able to pay dividends or other obligations” on page 15 of the accompanying prospectus.

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CAPITALIZATION

The following table sets forth our capitalization at June 30, 2005 as follows:

•	on an actual basis; and

•
on an actual as adjusted basis to give effect to (i) the issue and sale by us of 7,690,000 common shares in this offering at the price of $13.01 per share less estimated offering expenses and (ii) the net proceeds to us (after placement agents’ fees) from the private placement of $375 million aggregate initial liquidation preference of our series D perpetual preferred shares. See footnote (1) to the table below.

The following table should be read in conjunction with our consolidated financial statements and the notes related thereto or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2005
	Actual	Actual As Adjusted(1)

(in thousands except share and per share data)
Long term subordinated debt(2)	$167,078	$167,078
Shareholders’ equity:
Serial convertible preferred shares, $1.00 par value, $10,000 stated value(3)	63,371	438,371
Common shares, $1.00 par value(4)	28,813	36,503
Additional paid-in-capital	437,198	513,505
Accumulated other comprehensive income net of deferred income tax benefit of ($1,085)	(6,202)	(6,202)
Retained earnings	251,014	251,014
Restricted shares at cost (0.5 million)	(10,727)	(10,727)

Total shareholders’ equity	763,467	1,222,464	(5)

Total capitalization	$930,545	$1,389,542	(5)

Book value per share, diluted	$22.73	$16.03	(5)
Common Shares Outstanding
Actual	28,813,158	36,503,158
Diluted	33,592,241	76,253,866

(1)
On September 29, 2005, we agreed to issue and sell 375,000 of our series D perpetual preferred shares in a private placement exempt from registration under the Securities Act of 1933. The purchase price per share of the series D perpetual preferred shares will be equal to $1,000. Proceeds to us from the private placement of the series D perpetual preferred shares, less agents’ fees, will be approximately $360.5 million. For purposes of applying the anti-dilution provisions of our existing convertible preferred shares to the calculations in the foregoing table, the series D perpetual preferred shares will have an exchange price of $11.00 per common share and the common shares being offered by this prospectus supplement will be sold at a price of $13.01 per share.

(2)
For further discussion of the long-term subordinated debt, see Note 9 to our unaudited consolidated financial statements for the six months ended June 30, 2005, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

(3)	Comprised of (a) 10 million shares authorized, (b) 0.01 million shares issued and outstanding actual, and (c) 0.38 million shares issued and outstanding as adjusted. For information with respect to common shares reserved for issuance upon conversion of our convertible preferred shares and under our employee benefit and share option plans, see notes 7, 10 and 11 to our consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 included in our annual report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

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(4)
Comprised of (a) 50 million shares authorized, (b) 28.8 million shares issued and outstanding actual, including 7.0 million of convertible common shares, and (c) 36.5 million shares issued and outstanding as adjusted, including 7.0 million of convertible common shares.

(5)	The data set forth in this table does not take into account any activity during the quarter ended September 30, 2005, the most significant of which were the losses created by Hurricane Katrina and Hurricane Rita. On an as adjusted basis, taking into account an estimated net loss of approximately $275 million, the mid-point of the range of $230 million to $320 million that we have announced for the quarter ended September 30, 2005, and the effects of the sales set forth in footnote (1), but not taking into account any other capital account activity, such as payment of our quarterly dividend, Total shareholders’ equity would have been $947.5 million, Total capitalization would have been $1,114.5 million and Book value per share, diluted, would have been $12.43.

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DESCRIPTION OF SERIES D
PERPETUAL PREFERRED SHARES

On September 29, 2005 we agreed to issue and sell 375,000 of our series D perpetual preferred shares in a private placement exempt from registration under the Securities Act of 1933. The series D perpetual preferred shares will have an initial liquidation preference, subject to adjustment, of $1,000 and an $11.00 per common share exchange price.

The series D perpetual preferred shares are not being offered for sale, and no solicitation of an offer to purchase series D perpetual preferred shares is being made, by this prospectus supplement or the accompanying prospectus. The complete terms and provisions of the rights, preferences and privileges of the series D perpetual preferred shares are contained in the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying are a part.

Priority

Upon our dissolution, liquidation or winding up, the series D perpetual preferred shares will rank, with regard to rights to receive distributions, senior to the common shares and all other classes and series of capital stock other than Senior Stock and will rank junior to the Senior Stock. “Senior Stock” includes only our Series A Convertible Voting Preferred Shares, Series B Convertible Voting Preferred Shares and Series C Convertible Voting Preferred Shares (as such securities are described in “Description of Share Capital” in the prospectus accompanying this prospectus supplement).

Dividends

For so long as the series D perpetual preferred shares remain outstanding, we may not make, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make liquidation payment with respect to (collectively, “Capital Distributions”), our common shares, unless we simultaneously declare and pay a cash dividend or distribution (the “Perpetual Capital Distributions”) on the series D perpetual preferred shares in an amount equal to such Capital Distribution multiplied by the Dividend Allocation Ratio (as defined below) as of the Adjustment Date (as defined below) immediately preceding the date of such Capital Distribution (or if an Adjustment Date will not have occurred prior to the date of such Capital Distribution, then as of the Date of Issuance (as defined below)). If the Exchange Conditions Precedent (as defined below) are not met by April 1, 2006, then, retroactively commencing on the Date of Issuance, additional dividends on the series D perpetual preferred shares will begin to accrue at a rate of 15% per annum, increasing to a rate of 17% per annum on April 1, 2007 and further increasing to a rate of 19% per annum on April 1, 2008. Such additional dividends will be payable on a quarterly basis with all retroactive payments being made on June 30, 2006 in additional series D perpetual preferred shares with a Liquidation Preference (as defined below) as of the immediately preceding Adjustment Date equal to the amount of the dividend to be paid (“PIK Dividends”).

The “Exchange Conditions Precedent” is the affirmative vote of our existing shareholders: (i) authorizing an additional 300 million common shares; and (ii) approving the exchange of the series D perpetual preferred shares into common shares.

The term “Adjustment Date” means, commencing with December 31, 2005, the last day of each calendar quarter.

The term “Dividend Allocation Ratio” means, as of any Adjustment Date (or as of the Date of Issuance, if applicable), the quotient of:

•	The Aggregate Liquidation Preference (as defined below) on such Adjustment Date (or the Date of Issuance, if applicable); divided by

•	The Shareholders’ Equity on such Adjustment Date (or the Date of Issuance, if applicable) minus the Aggregate Liquidation Preference on such Adjustment Date.

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The term “Date of Issuance” means the day upon which the series D perpetual preferred shares are issued by us and sold to the purchasers pursuant to the share purchase agreement.

The “Liquidation Preference” with respect to the series D perpetual preferred shares will initially be an amount equal to the Purchase Price (as defined below). Commencing as of December 31, 2005 and on each Adjustment Date thereafter, the Liquidation Preference will be adjusted upward or downwards by an amount equal to the quotient of:

•	The change in the Aggregate Liquidation Preference as of such Adjustment Date; divided by

•	The number of series D perpetual preferred shares outstanding.

The “Aggregate Liquidation Preference” will initially be an amount equal to the product of the Purchase Price multiplied by the number of series D perpetual preferred shares issued on the Date of Issuance. Commencing as of December 31, 2005 and on each Adjustment Date thereafter, the Aggregate Liquidation Preference will be adjusted upward or downwards by an amount equal to the sum of:

•
The Quarterly Allocation (as defined in the Description of Stock attached as Exhibit B to the share purchase agreement filed with the Securities and Exchange Commission on October 3, 2005 under cover of a Form 8-K and incorporated by reference in the registration statement of which this prospectus supplement and the accompanying are a part); plus

•	The PIK Dividend Value (as defined below);

provided that, the Aggregate Liquidation Preference will never be less than the product of the Purchase Price multiplied by the number of series D perpetual preferred shares issued on the Date of Issuance, plus the aggregate PIK Dividends less the aggregate Perpetual Capital Distributions.

The term “PIK Dividend Value” means an amount equal to the product of:

•	The number of series D perpetual preferred shares issued during the immediately preceding calendar quarter; and

•	The Liquidation Preference as of the immediately preceding Adjustment Date.

The “Purchase Price” will equal the lower of (i) $1,000 per share and (ii) the product of the Exchange Ratio (as defined below) multiplied by the per share public offering price of our common shares being offered by this prospectus supplement.

Mandatory Exchange

The series D perpetual preferred shares will be mandatorily exchangeable for approximately 90.9 common shares (the “Exchange Ratio”) immediately upon satisfaction of the Exchange Conditions Precedent provided, however, that if (i) at the time of such exchange, either a record holder of series D perpetual preferred shares or an affiliate thereof is also a record holder of our Series B Preferred Shares or Class B Convertible Common Shares, then such holder’s series D perpetual preferred shares will be mandatorily exchanged into approximately 90.9 Class B Convertible Common Shares (instead of approximately 90.9 common shares) and (ii) at the time of such exchange, either a record holder of series D perpetual preferred shares or an affiliate thereof is also a record holder of our Series C Preferred Shares or Class C Convertible Common Shares, then such holder’s series D perpetual preferred shares will be mandatorily exchanged into approximately 90.9 Class C Convertible Common Shares (instead of approximately 90.9 common shares).

Offer to Repurchase

If an exchange of the series D perpetual preferred shares for common shares (or, in certain circumstances as described above, for Class B Convertible Common Shares or Class C Convertible Common Shares) has not occurred prior to December 31, 2006, we will be required to (i) use our reasonable best efforts, subject to the conditions set forth below, in each calendar year beginning with 2007 so long as no such mandatory exchange has occurred and the series D perpetual preferred shares remain outstanding, to issue and sell in a public offering a number of common shares sufficient to produce net proceeds in an amount at least equal to

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$100 million, (ii) make an offer to holders of outstanding series D perpetual preferred shares to purchase, on a pro rata basis, series D perpetual preferred shares having up to $100 million in Liquidation Preference and (iii) purchase such series D perpetual preferred shares from holders responding to such offer to purchase at a price equal to the greater of (i) the Liquidation Preference and (ii) the product of the Exchange Ratio multiplied by the price per common share realized by us in such public offering. However, we will not be required to sell any common shares for that purpose if (i) such use of proceeds from the sale of the common shares would have a negative impact on our then-current credit ratings or (ii) the price per share of any of the common shares would be less than 75% of the then existing market price per share of the common shares.

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CERTAIN TAX MATTERS

The following summary of the taxation of PXRE and the taxation of our shareholders is based upon current law and is for general information only.

The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire our common shares. This summary does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold common shares as part of hedging or conversion transactions, investors whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

The following summary (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under “—Taxation of PXRE and Subsidiaries—Bermuda” and “—Taxation of Shareholders—Bermuda” is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda and (b) under “—Taxation of PXRE and Subsidiaries—United States,” “—Taxation of Shareholders—United States Taxation of U.S. Holders,” is based upon the advice of Sidley Austin Brown & Wood LLP (the advice of such firms does not include accounting matters, or determinations or conclusions relating to the business or activities of PXRE). The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Further, future legislative, judicial or administrative changes or interpretations could be retroactive and could affect the conclusions in this summary. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING OUR COMMON SHARES.

Taxation of PXRE and Subsidiaries

Bermuda

Under current Bermuda law, we are not subject to tax on income or capital gains. We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us or our insurance subsidiary. We pay annual Bermuda government fees, and our Bermuda reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and several other taxes payable, directly or indirectly, to the Bermuda government.

Jurisdictions other than Bermuda and the United States

PXRE has subsidiaries domiciled in jurisdictions other than the United States and Bermuda. These subsidiaries will be subject to taxation in those jurisdictions. Dividends and other amounts paid by these subsidiaries may be subject to withholding taxes unless reduced by treaty.

In addition, in certain cases, our subsidiaries may be subject to tax in jurisdictions other than their domicile, either because they are considered doing business in that jurisdiction, are considered to have income sourced in that jurisdiction, or because they are considered to have an establishment in that jurisdiction. We and our subsidiaries intend to conduct operations in a manner that minimizes our taxation in jurisdictions other than the jurisdiction of domicile.

If we or any of our subsidiaries is subject to tax in a jurisdiction other than our domicile, our results of operations and your investment in our common shares could be materially affected.

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United States

General

The following is a summary of certain material U.S. federal income tax matters relating to our operations. PXRE and our non-U.S. subsidiaries intend to conduct our operations such that we should not be engaged in a trade or business in the United States and, therefore, should not be required to pay U.S. federal income taxes (other than withholding taxes on dividends and certain other U.S. source investment income and excise taxes on insurance or reinsurance premiums). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the IRS will not contend successfully that PXRE or its non-U.S. subsidiaries are engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as the branch profits tax, on the portion of its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate income tax and making certain other adjustments.

If PXRE Bermuda is entitled to the benefits of the income tax treaty between Bermuda and the United States (the “Bermuda Treaty”), PXRE Bermuda should only be subject to U.S. federal income tax on any insurance premium income found to be effectively connected with a U.S. trade or business if that trade or business is conducted through a permanent establishment in the United States. PXRE intends to conduct its business so that PXRE Bermuda does not have a permanent establishment in the United States. An insurance enterprise would not be entitled to the benefits of the Bermuda Treaty if (i) 50% or less of its stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such enterprise’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. We cannot be certain that our Bermuda insurance subsidiary will be eligible for treaty benefits due to uncertainty regarding the citizenship and residency of our shareholders. PXRE would not be eligible for benefits under the Bermuda Treaty because we are not an insurance company.

Foreign insurance companies engaged in an insurance business in the United States have a portion of their net investment income characterized as effectively connected with a U.S. trade or business. The amount so characterized depends on a formula. It is unclear whether the Bermuda Treaty applies to the characterization of net investment income and, if so, whether PXRE Bermuda is eligible for benefits under the Bermuda Treaty. If a portion of PXRE Bermuda’s net investment income is characterized as subject to U.S. federal income tax, it could materially adversely affect the value of your investment in our shares.

Foreign corporations not engaged in a trade or business in the United States are subject to U.S. federal income tax on certain “fixed or determinable annual or periodical gains, profits and income” (such as dividends and certain interest on investments) derived from sources within the United States. Such income is generally collected by withholding of the payment unless the withholding rate is reduced by a tax treaty. The Bermuda Treaty does not provide for such a reduction.

U.S. Subsidiaries.     Our U.S. subsidiaries will be subject to U.S. federal tax on their net worldwide income and gains at regular corporate rates. Our U.S. subsidiaries will not be subject to the “branch profits” tax. Dividends and interest paid by PXRE Corp., which we call “PXRE Delaware,” to PXRE Holding (Ireland) Limited, which we call “PXRE Ireland,” will be subject to a 30% withholding tax subject to reduction under the income tax treaty between Ireland and the United States (the “Irish Treaty”) to 5%. Were the IRS to successfully contend that PXRE Ireland and/or PXRE Delaware are not eligible for benefits under the Irish Treaty, dividends paid by PXRE Delaware to PXRE Ireland would be subject to the 30% withholding tax. Such a result may have a material adverse effect on our financial condition and results of operations, and could materially adversely effect the value of your investment in our shares.

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U.S. Federal Excise Tax on Insurance and Reinsurance Premiums.     The United States imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to certain U.S. risks. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties contain exemptions from the federal excise tax on insurance and reinsurance premiums. The excise tax provisions of the Bermuda Treaty, however, are not effective. Accordingly, any insurance or reinsurance premiums paid to our Bermuda subsidiary with respect to U.S. risks will be subject to the excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

Taxation of Shareholders

Bermuda

Currently, there is no Bermuda withholding or other tax on dividends paid by us.

United States Taxation of U.S. Holders

The following summary sets forth certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common shares. Unless otherwise stated, this summary deals only with shareholders who are U.S. Holders (as defined below), who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of the Code. The following discussion is only a general summary of the U.S. federal income tax matters described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, except as otherwise provided, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax-exempt organizations, expatriates or persons who hold the common shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not address the effect of the federal alternative minimum tax, nor does it include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the common shares or the shareholders. Persons considering making an investment in the common shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term “U.S. Holder” means an owner of shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source,

•
a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a “U.S. Person” for U.S. federal income tax purposes, or

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•	any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

Taxation of Dividends.     Subject to the discussions below relating to the potential application of the controlled foreign corporation (“CFC”), related person insurance income (“RPII”) and passive foreign investment company (“PFIC”) rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. federal income tax principles). U.S. Holders generally will be subject to U.S. federal income tax on the receipt of such dividends. Dividends received by U.S. Holders that are corporations generally will not be eligible for a dividends received deduction. To the extent that a distribution exceeds our earnings and profits, the distribution will be treated first as a return of the U.S. Holder’s basis to the extent of such basis, and then as gain from the sale of a capital asset. The character of such gain is described below under “Sale, Exchange or Other Disposition.”

Under the Code, “qualified dividend income” received by individuals from U.S. corporations or “qualified foreign corporations” in taxable years beginning on or before December 31, 2008 is subject to tax at capital gain rates (generally, 15%). A “qualified foreign corporation” is a foreign corporation which is either incorporated in a possession of the United States or is eligible for the benefits of a tax treaty that the U.S. Treasury Department considers a “comprehensive income tax treaty.” The U.S. Treasury Department has determined that the Bermuda Treaty is not a comprehensive income tax treaty.

A foreign corporation not otherwise treated as a qualified foreign corporation will be treated as such with respect to any dividend paid on stock which is readily tradable on an established securities market in the United States. However, the term “qualified foreign corporation” does not include a corporation treated as a passive foreign investment company (described below) for the taxable year of the dividend or the preceding taxable year. Special rules apply to “extraordinary” dividends and to dividends received from certain corporations or which are taxed under other Code provisions. The reduced rate of taxation for qualified dividend income does not apply to taxable years beginning after December 31, 2008.

In any event, the rate reduction will not apply to dividends received to the extent a U.S. Holder elects to treat the dividends as “investment income” which may be offset by investment expense. Furthermore, the rate reduction will apply only to dividends that are paid to a U.S. Holder with respect to stock meeting certain holding period requirements and where the U.S. Holder is not obligated to make related payments with respect to positions in substantially similar or related property.

We believe that dividends paid by PXRE on our common shares will currently qualify for taxation at reduced rates because our common shares are readily tradable on an established securities market in the United States. We can give no assurance that our common shares will remain readily tradable on an established securities market in the United States, or that we will remain a “qualified foreign corporation.” Prospective investors are advised to consult their own tax advisors with respect to the application of these rules.

Sale, Exchange or Other Disposition.     Upon a sale, exchange or other disposition of common shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such common shares. Subject to the discussion relating to the potential application of the CFC and PFIC rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year. The rate of federal income tax and treatment of such gain or loss depends on whether the U.S. Holder is an individual or an entity, and on the holding period of the shares.

Controlled Foreign Corporation Rules.     A foreign corporation is treated as a CFC if “10% United States Shareholders” collectively own directly, indirectly through foreign persons or constructively (by application of the rules set forth in Section 958(b) of the Code, generally applying to options, family members, partnerships, estates, trusts or controlled corporations) more than 50% of the total combined voting

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power or total value of the corporation’s stock. In addition, a special CFC rule applies to insurance companies, such as PXRE Bermuda and PXRE Ireland: a foreign insurance or reinsurance) company will be treated as a CFC if more than 25% of its stock (measured by vote or value) is owned (directly, indirectly or constructively) by “10% United States Shareholders” and if more than 75% of its gross premiums are attributable to insurance or reinsurance policies that would produce “insurance income.” Under Section 951(b) of the Code, any United States person (as defined in Section 957(c) of the Code) who owns directly, indirectly through foreign persons, or constructively, 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a “10% United States Shareholder.” Under Section 951(a) of the Code, each person who is a 10% United States Shareholder of a foreign corporation that has been a CFC for an uninterrupted period of 30 days or more during a taxable year and who owns (directly or indirectly through foreign persons) shares of such foreign corporation on the last day of the taxable year, must include in gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. In addition, gain on the sale of stock of a CFC by a 10% United States Shareholder will be recharacterized as a dividend and taxed as ordinary income, rather than as capital gain, to the extent of the 10% United States Shareholder’s share of the CFC’s earnings and profits. See the discussion below under “Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII.” We cannot assure you that we or our non-U.S. subsidiaries will not be classified as a CFC.

Our bye-laws prohibit the issuance, redemption, repurchase or transfer of any shares that results in any shareholder (together with any persons whose stock would be attributable to such shareholder under current or former Sections 544, 554 and 958 of the Code or Section 13(d) of the Exchange Act) owning or controlling more than 9.9% of all our issued and outstanding shares. Our board of directors may refuse to register a transfer that violates this prohibition.

Our bye-laws further provide that the direct and indirect voting power of each shareholder will be limited to no more than 9.9% of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of our voting shares. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder’s voting rights are to be reduced. Failure to respond to such a notice gives our board of directors the authority to make assumptions it deems necessary to determine such shareholder’s ownership and to calculate a reduction in voting power to comply with the 9.9% limitation. The Board has sole discretion as to the applicability of this bye-law and to the calculation of reduction in voting power. One or more shareholders of PXRE has been given a waiver of the 9.9% requirement with respect to their shares.

We believe that the anticipated dispersion of our common share ownership and the provisions of the bye-laws restricting transfer, issuance and voting power of our shares should prevent any U.S. person who (i) owns (directly, indirectly through one or more foreign entities or constructively) our shares, (ii) does not own PXRE preferred shares (other than series D perpetual preferred shares) and (iii) has not received a waiver from our board of directors of provisions in our organizational documents that limit voting power, from becoming a 10% United States Shareholder (as defined above) of PXRE. A U.S. person will generally be treated as owning indirectly a proportion of the shares of our non-U.S. subsidiaries corresponding to the ratio that the value of the U.S. person’s stock bears to the total value of our capital stock. Due to the attribution provisions of Section 958(a)(2) of the Code regarding determination of beneficial ownership, it is possible that one or more of our non-U.S. subsidiaries may be CFCs and U.S. persons may be treated as owning 10% or more of the total voting power of a subsidiary, notwithstanding the reduction of voting rights with respect to PXRE discussed above. The vote reduction provisions, moreover, have not been directly passed on by the IRS, or by any court. There can be no assurance that if a U.S. person were to become a 10% United States Shareholder of PXRE and/or our non-U.S. subsidiaries, such 10% United States Shareholder would not have to include in gross income its allocable share of subpart F income of PXRE and/or our non-U.S. subsidiaries. You should consult your tax advisor if you believe you may become a 10% United States Shareholder of PXRE and/or our non-U.S. subsidiaries.

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Related Person Insurance Income Rules.     A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income (“RPII”). RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (described below) of the non-U.S. corporation or a related person (described below) to such a RPII shareholder. In general, and subject to certain limitations, insurance income is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were earned by a domestic insurance company. PXRE will not be licensed as an insurance company, so we do not anticipate that PXRE will have insurance income.

For purposes only of taking into account RPII, and subject to the exceptions described below, a PXRE non-U.S. subsidiary will be treated as a CFC under the RPII rules (a “RPII CFC”) if RPII shareholders collectively own, directly or indirectly through non-U.S. entities or constructively, 25% or more of the total combined voting power or value of such entity’s stock on any day during a taxable year. If any of PXRE’s non-U.S. subsidiaries is a RPII CFC for an uninterrupted period of at least 30 days during any taxable year, a U.S. person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the entire taxable year, subject to certain modifications. For purposes of inclusion of RPII in the income of U.S. persons who own common shares, unless an exception applies, a RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more by vote) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by stock ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

The special RPII rules do not apply if (i) the direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through non-U.S. entities, less than 20% of the voting power and less than 20% of the value of the stock of a non-U.S. insurance company; (ii) the RPII of a non-U.S. insurance company, determined on a gross basis, is less than 20% of the company’s gross insurance income for such taxable year; (iii) the non-U.S. insurance company elects to be taxed on their RPII as if it is engaged in a U.S. trade or business and waives all treaty benefits; or (iv) the non-U.S. insurance company elects under Section 953(d) of the Code to be treated as a U.S. corporation for tax purposes. If no exception applies, each U.S. person who owns directly or indirectly shares of a RPII CFC on the last day of such entity’s taxable year will be required to include in gross income for U.S. federal income tax purposes his or her share of RPII for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such U.S. persons at that date.

A U.S. person recognizing RPII would increase the basis in his or her common shares by the amount of RPII included in income. Amounts distributed out of previously taxed RPII would be excluded from the shareholder’s income, and the shareholder’s basis in the common shares would be reduced by the amount so excluded. We do not expect the gross RPII of any of our non-U.S. insurance subsidiaries to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future and do not expect the direct or indirect insureds (and related persons) of any such subsidiary to directly or indirectly own 20% or more of either the voting power or value of our common shares. Consequently, we do not expect any U.S. person owning common shares to be required to include RPII income in gross income for U.S. federal income tax purposes, although we can give no assurances. In addition, the RPII provisions have not been interpreted by the courts and Treasury regulations are in proposed form. Due to these uncertainties, prospective investors should consult with their tax advisors.

Tax-Exempt Shareholders.     U.S. Holders that are tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% United States Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described below in “—Information Reporting and Backup Withholding.”

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Dispositions of common shares if we or our subsidiaries are a CFC or subject to RPII.     Section 1248 of the Code provides that if a U.S. person sells or exchanges shares in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). In such case, the U.S. person may be required to file Form 5471 to report the disposition of shares in the CFC.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will apply to the sale or exchange by a U.S. person of shares in a foreign corporation that is a RPII CFC determined without regard to whether such person is a 10% United States Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 of the Code and the requirement to file Form 5471 would apply when the foreign corporation has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation.

As noted above, we believe that the provision in our bye-laws limiting the voting power of each shareholder and the anticipated dispersion of our common shares should cause no U.S. person who does not own PXRE preferred shares (other than series D perpetual preferred shares) and who has not received a waiver from our board of directors of relevant bye-law provisions, to be treated as owning 10% of our stock. We also believe that Section 1248 of the Code and the requirement to file Form 5471 will not apply under the RPII rules to U.S. Holders (who are not 10% United States Shareholders) because PXRE is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not challenge the bye-laws’ provisions or interpret the proposed RPII regulations in this manner or that the IRS will not take the position that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of common shares in a corporation like PXRE which is engaged in the insurance business indirectly though subsidiaries.

If the IRS was to make the Form 5471 filing requirement applicable to the sale of our common shares under Section 1248 of the Code, we would notify shareholders that the requirement to file Form 5471 will apply to dispositions of our common shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that the requirement to file a Form 5471 applies to dispositions of our common shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.

Passive Foreign Investment Companies.     Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce passive income. The PFIC statutory provisions contain a look- through rule which states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the stock. If we were to be characterized as a PFIC, U.S. Holders would be subject to a penalty tax at the time of their sale of or receipt of an “excess distribution” with respect to their common shares. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxable as ordinary income at the highest applicable tax rate in effect in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a dividend distribution paid by a PFIC is not eligible for the recently enacted reduced rate of tax on dividends.

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A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund or a “mark-to-market” election. The availability of the qualified electing fund election requires that we provide information to shareholders making the election. We cannot assure you that such information will be made available to persons who own our common shares.

For purposes of the PFIC provisions, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC provisions contain an express exception from the definition of passive income for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect that for purposes of the PFIC rules, our non-U.S. subsidiaries engaged in the insurance business will be predominately engaged in the insurance business and unlikely to have reserves in excess of the reasonable needs of their insurance businesses. Accordingly, we expect that none of the income or assets of the non-U.S. subsidiaries engaged in the insurance business should be treated as passive. In addition, we expect that PXRE and each of our non-U.S. subsidiaries will have sufficient non-passive income and assets either directly or through the look-through rule and thus should not be treated as PFICs.

No Treasury regulations applying PFIC provisions to an insurance company have yet been issued. Additionally, the IRS announced that it intends to scrutinize non-U.S. insurance companies and apply the PFIC rules to companies that are not active insurance companies, and to apply the PFIC rules to a non-U.S. company’s income not derived in the active conduct of an insurance business. We cannot be certain, therefore, that the IRS will not challenge our position that neither we or our non-U.S. subsidiaries are not PFICs. Each U.S. Holder should consult his tax advisor as to the effects of the PFIC rules.

Foreign Tax Credit.     Because we anticipate that U.S. corporations, citizens and residents will own a majority of our shares, we expect that only a portion of the dividends paid by us and current income inclusions, if any, under the CFC, RPII and PFIC rules (including sales of common shares treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a U.S. Holder’s foreign tax credit limitations. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding.     Dividends on, and proceeds from the sale or other disposition of, common shares paid to a U.S. Holder generally will be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the holder:

•	establishes that it is a corporation or other exempt holder, or

•	provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to a holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

Additionally, RPII shareholders, 10% United States Shareholders in a CFC, and in certain circumstances, U.S. persons who acquire 10% of the vote or value of a foreign corporation which is not a CFC, may be required to file Form 5471 with the IRS. As noted above, in any year in which we determine that any non-U.S. insurance subsidiary has RPII and no exception applies, we will provide each U.S. Holder with a completed Form 5471 or the information necessary to complete such form. Failure to file Form 5471 may result in penalties.

Other Tax Laws

Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

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UNDERWRITING

We and Credit Suisse First Boston LLC have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 7,690,000 shares at $13.01 per share.

The underwriter is committed to take and pay for all of the common shares being offered, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.

If the underwriter sells more common shares than the total number set forth above, the underwriter has an option to buy up to an additional 1,153,500 common shares from us to cover such sales. It may exercise that option within 30 days from the date of this prospectus supplement.

The following table shows the per share and total underwriting discounts and comissions to be paid to the underwriter by us. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the common shares. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 1,153,500 additional common shares.

	No Exercise	Full Exercise

Per Share	$0.24	$0.24
Total	$1,845,600	$2,122,440

Common shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement.

We and certain of our directors and officers have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of our common shares or securities convertible into or exchangeable for our common shares during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriter may purchase and sell shares of our common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional common shares from us in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase additional common shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriter in the open market prior to the completion of this offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common shares and may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The common shares may not be offered or sold to persons in the United Kingdom except to persons who are authorised and regulated by the Financial Services Authority or to persons who have professional

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experience in matters of investment within the meaning of article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the Order). This prospectus supplement and any other communication in connection with the offering and issuance of the common shares is intended for and directed at and may only be issued or passed on to a person authorised and regulated by the Financial Services Authority or to a person of a kind described in either Article 19 or Article 49(2) of the Order or a person to whom this prospectus supplement or any other such communication may otherwise lawfully be issued or passed on (all such persons together being referred to as relevant persons). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

The common shares have not been and will not be offered or sold to the public in France (appel public à l’épargne), and no offering or marketing materials relating to the common shares must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in the Republic of France.

The common shares may only be offered or sold in the Republic of France to qualified investors (investisseurs qualifies) and/or to a limited group of investors (cercle restreint d'investisseurs) as defined in and in accordance with articles L.411-1 and L.411-2 of the French Code monétaire et financier and Decree n°98-880 dated October 1, 1998.

Prospective investors are informed that:

(a)	this prospectus supplement has not been submitted for clearance to the French financial market authority (Autorité des Marchés Financiers);

(b)	in compliance with the Decree n°98-880 dated October 1, 1998 any investors subscribing for the common shares should be acting for their own account; and

(c)	the direct and indirect distribution or sale to the public of the common shares acquired by them may only be made in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 of the French Code monétaire et financier.

We estimate that our expenses of this offering will be approximately $375,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its respective affiliates have from time to time performed, and may in the future perform from time to time, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby will be passed upon for us by Conyers, Dill & Pearman, Bermuda. Certain legal matters in connection with this offering will be passed upon by us by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

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PROSPECTUS

PXRE GROUP LTD.

Debt Securities
Common Shares
Convertible Common Shares
Preferred Shares
Depositary Shares
Warrants

PXRE Group Ltd. may offer from time to time debt securities, common shares, preferred shares, depositary shares and warrants, together or separately, in one or more series, and the selling shareholders may from time to time offer up to 11,623,362 common shares, issuable upon conversion of Class A Common Shares, Class B Common Shares and Class C Common Shares, which are either currently outstanding and held by the selling shareholders or issuable upon the conversion of issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares held by the selling shareholders, with an aggregate offering price of $300,000,000. We will not receive any proceeds from sales of common shares by the selling shareholders. This prospectus describes the general terms of these securities and the general manner in which we and the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the selling shareholders will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

As used in this prospectus, except as otherwise specified, the terms “PXRE,” “we,” “us” and “our” refer to PXRE Group Ltd. Our common shares are listed on the New York Stock Exchange under the symbol “PXT.” The closing price of our common shares on the New York Stock Exchange was $17.80 per share on September 19, 2005.

A prospectus supplement will set forth the amount of securities that we or the selling shareholders may sell from time to time, the specific information about the offering and the terms of the particular securities offered. Any securities that are sold from time to time by the selling shareholders are being offered and sold pursuant to this prospectus under Rule 429 under the Securities Act of 1933. Those securities are separate from and in addition to securities with an aggregate offering price of up to $300,000,000 issued and sold by us pursuant to this prospectus.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 and the additional risk factors, if any, included in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2005.

No offered securities may be offered or sold in Bermuda and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

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SUMMARY

We may offer any of the following securities: debt securities, common shares, preferred shares, depositary shares and warrants. In addition, the selling shareholders may offer common shares from time to time in one or more offerings. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

PXRE Group Ltd
PXRE Group Ltd. is a holding company organized in Bermuda. We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in Bermuda, the United States, and Europe. Our primary focus is providing property catastrophe and risk excess reinsurance and retrocessional coverage to a worldwide group of clients. Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange under the symbol “PXT.” Our principal executive offices are located at PXRE House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda, telephone: (441) 296-5858.

Debt Securities
Our debt securities offered by this prospectus may be senior or subordinated in priority of payment to our existing and future debt obligations. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the offered debt securities.

The senior and subordinated debt securities will be issued under separate indentures between us and a U.S. banking institution as trustee. The senior and subordinated debt indentures will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness, that we or our subsidiaries may issue. We have summarized the general features of the indentures under the heading “Description of Debt Securities.” We encourage you to read the indentures, the forms of which are exhibits to the registration statement of which this prospectus forms a part.

Common Shares
We may sell our common shares, par value $1.00 per share, in one or more offerings. In a prospectus supplement, we will describe the specific terms of the offering of common shares including, where applicable, the number of shares to be offered, the offering price or prices to the extent permitted by applicable law, whether the common shares will be issued in certificated or book-entry form, information with respect to any book-entry procedures, and any additional terms of the common shares which are not consistent with the provisions of our bye-laws.

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In addition, up to 11,623,362 common shares may be sold from time to time in one or more offerings pursuant to the registration statement of which this prospectus forms a part by the selling shareholders. Such common shares are common shares that may be issued upon conversion of the convertible common shares and convertible preferred shares that are issued and outstanding as of September 19, 2005. We will not receive any proceeds from sales of common shares sold by the selling shareholders.

Each time a selling shareholder sells common shares, we will provide, if required, a supplement to this prospectus that contains specific information about the offering.

In accordance with the requirements of the Securities and Exchange Commission, we also are registering outstanding convertible common shares, convertible preferred shares and convertible common shares into which such convertible preferred shares convert. The outstanding convertible common shares and convertible preferred shares are held by the selling shareholders. The selling shareholders do not intend to offer for resale any convertible preferred shares or any convertible common shares, and have entered into an agreement with us not to do so.

Warrants
We may sell warrants to purchase our common shares or preferred shares. In a prospectus supplement, we will specify the type of warrant and inform you of the exercise price and other specific terms of the warrants.

Preferred Shares
We may sell our preferred shares, par value $1.00 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights, if any, of the shares of the series, whether or not and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a preferred share represented by each depositary share, whether we will list the preferred shares or depositary shares on a securities exchange and any other specific terms of the series of preferred shares.

Convertible Preferred Shares
The selling shareholders hold convertible preferred shares, comprised of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, which they purchased through a private placement or received as dividends. The convertible preferred shares convert upon sale into convertible common shares, which automatically convert into common shares of the Company. The selling shareholders are not offering for resale any of the convertible preferred shares (or the convertible common shares issuable upon conversion thereof) in accordance with the terms of an agreement with us.

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Convertible Common Shares
The selling shareholders hold outstanding convertible common shares and, upon the conversion of convertible preferred shares which they hold, will hold additional convertible common shares. The convertible common shares are comprised of three classes, Class A Common Shares, Class B Common Shares and Class C Common Shares. The convertible common shares automatically convert upon sale into common shares of the Company. The selling shareholders are not offering for resale any of the convertible common shares they currently hold or may hold upon conversion of any convertible preferred shares in accordance with the terms of an agreement with us.

In addition, we may offer, and sell directly, convertible common shares hereunder. Those convertible common shares will convert automatically into our common shares upon sale to the purchasers.

Terms Specified in Prospectus Supplements
When we decide to sell particular securities, or when one or more of the selling shareholders decides to sell common shares hereunder, we will prepare a prospectus supplement describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and the applicable prospectus supplement.

We will offer our debt securities, common shares, preferred shares, depositary shares and warrants to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency. Principal of, and any premium or interest on, debt securities and cash amounts payable under warrants may be payable in U.S. dollars or foreign currency, as we specifically designate in the related prospectus supplement.

In any prospectus supplement we prepare, we will provide the name of, and amount of compensation payable to, each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the name of the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include affiliates of ours.

Structural Subordination; Our Receipt of Cash from Our Subsidiaries May Be Restricted
The debt securities, preferred shares and warrants that may be offered under this prospectus are unsecured senior or subordinated obligations of ours, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities and/or pay dividends on our preferred shares depends upon our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and our rights and the rights of our creditors,

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including your rights as an owner of our debt securities, warrants or preferred shares, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

•
insurance laws and regulations restricting the maximum amount of dividends or other distributions that PXRE Reinsurance Company, which we call “PXRE Reinsurance,” and PXRE Reinsurance Ltd., which we call “PXRE Bermuda,” may declare or pay within a certain period without regulatory approval; and

•
the minimum capital requirements under the laws of Bermuda and Ireland, and state laws of certain U.S. jurisdictions, and the rules of some exchanges and other regulatory bodies, which apply to some of our principal subsidiaries, such as PXRE Holdings (Ireland) Limited, which we call “PXRE Ireland”, PXRE Bermuda and/or PXRE Reinsurance.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we and the selling shareholders are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are summaries and do not contain all the information that may be important to you. You should review the complete document to evaluate these statements.

Our common shares, par value $1.00 per share, are listed on the New York Stock Exchange under the symbol “PXT.” You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed not to be filed) after the date of this prospectus until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (SEC file number 1-15259);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)
Current Reports on Form 8-K filed on February 2, 2005, February 4, 2005 (only as it relates to Item 3.03), March 1, 2005, March 2, 2005 (only as it relates to Item 5.02), March 31, 2005, April 27, 2005, April 29, 2005 (only as it relates to Item 8.01), May 18, 2005 (only as it relates to Item 8.01), June 20, 2005, June 23, 2005 and August 3, 2005; and

(d)
The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us at the following address:

PXRE House
110 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Treasurer
(441) 296-5858

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RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before investing in our securities. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our securities. You could lose all or part of your investment. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in the particular securities we are offering under the prospectus supplement.

Because of exposure to catastrophes, our financial results may vary significantly from period to period.

As a reinsurer of property catastrophe-type coverages in the worldwide marketplace, our operating results in any given period depend to a large extent on the number and magnitude of natural and man-made catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots and floods. For example, the four Florida hurricanes in the third quarter of 2004 resulted in pre-tax losses of $143.7 million, net of reinsurance recoverables and reinstatement premiums as of June 30, 2005. While we may, depending on market conditions, purchase catastrophe retrocessional coverage for our own protection, the occurrence of one or more major catastrophes in any given period could nevertheless have a material adverse impact on our results of operations and financial condition and result in substantial liquidation of investments and outflows of cash as losses are paid.

The unprecedented destruction caused by Hurricane Katrina will produce claims that will have a material adverse effect on our financial position and results of operations. The uncertainty related to the scope of insured losses caused by Hurricane Katrina may increase the number of claims and may further impact our financial results.

On September 19, 2005, we announced that, based on updated information, we had increased our earlier estimate of our potential losses due to the net impact of Hurricane Katrina to the range of $235 million to $300 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards and outwards reinstatements and additional premiums. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity and we expect to have a net loss for calendar 2005. Our updated estimates were based on insured industry loss estimates in the range of $30 billion to $40 billion. These industry loss estimates may increase as the loss adjustment process continues.

At the time of making our estimates, we had received preliminary loss indications and formal loss advices from only a limited number of clients. Accordingly, the estimates were based mainly on modeling, a review of exposed reinsurance contracts and discussions with certain clients. Actual losses may vary materially from these estimates.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues, including the appropriate attribution of losses to flood as opposed to other perils such as wind, fire or riot and civil commotion. The underlying policies generally contain exclusions for flood damage; however, water damage caused by wind may be covered. We expect that causation and coverage issues may not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

Our actual losses from Hurricane Katrina may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected. See “PXRE Group Ltd.—Recent Developments.”

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We have exhausted our retrocessional coverage with respect to Hurricane Katrina, leaving us exposed to further losses.

Based on our current estimate of losses related to Hurricane Katrina, we believe we have exhausted our retrocession protection with respect to this event, meaning that we have no further retrocession coverage available should our Hurricane Katrina losses prove to be greater than currently estimated. We cannot be sure that retrocessional coverage will be available to us on acceptable terms, or at all, in the future.

We may be overexposed to losses in certain geographic areas for certain types of catastrophe events.

As we underwrite risks from a large number of insurers based on information generally supplied by reinsurance brokers, we may develop a concentration of exposure to loss in certain geographic areas prone to specific types of catastrophes. For example, we are significantly exposed to losses arising from hurricanes in the southeastern United States, earthquakes in California, the midwest United States and Japan, and to windstorms in northern Europe.We have developed systems and software tools to monitor and manage the accumulation of our exposure to such losses and have established guidelines for maximum tolerable losses from a single event or multiple catastrophic events based on historical data. However, no assurance can be given that these maximums will not be exceeded by actual losses resulting from Hurricane Katrina or by some future catastrophe.

We operate in a highly competitive environment.

We compete with numerous companies, many of which have substantially greater financial, marketing and management resources. In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Aspen Insurance Holdings Limited, AXIS Reinsurance Company, Endurance Specialty Insurance Ltd., Everest Reinsurance Company, IPC Re Limited, Lloyd’s of London syndicates, Montpelier Reinsurance Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd., Platinum Underwriters Reinsurance, Inc., Renaissance Reinsurance Ltd., Swiss Reinsurance Company and XL Re Ltd. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

Reinsurance prices may decline, which could affect our profitability.

Demand for reinsurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, general economic conditions and underwriting results of primary property insurers. The supply of reinsurance is related to prevailing prices, recent loss experience and levels of surplus capacity. All of these factors fluctuate and may contribute to price declines generally in the reinsurance industry. Our recent, and anticipated, growth relates in part to improved industry pricing. Premium rates or other terms and conditions of trade may vary in the future. If any of these factors were to cause the demand for reinsurance to fall or the supply to rise, our profitability could be adversely affected.

Reserving for losses includes significant estimates, which are also subject to inherent uncertainties.

Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. Claim reserves represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred. We utilize actuarial models as well as historical insurance industry loss development patterns to assist in the establishment of appropriate claim reserves. In our casualty and finite business, given our limited experience we do not have established historical loss development patterns that can be used to establish these loss liabilities. For these lines of business, we rely on loss development patterns that have been estimated from industry or client data, which may not accurately represent the true development pattern for the business we wrote. For property lines of business, reserves may differ from ultimate settlement values due to the infrequency of some types of catastrophe losses, the incompleteness of information in the wake of a major catastrophe and delay in receiving that information. We may also seek to enter into commutations of reinsurance contracts of exited lines businesses. Actual claims and claim expenses paid, including

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commutations, may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

If our claim reserves are determined to be inadequate, we will be required to increase claim reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons, including, for example, mishandling of claims or adverse judicial decisions and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

A decline in the rating assigned to our claims-paying ability may impact our potential to write new and renewal business.

The property catastrophe reinsurance market is highly sensitive to the ratings assigned by the rating agencies. If either of Standard & Poor Ratings Services, a division of the McGraw-Hill Companies, Inc., which we refer to as “S&P,” or A.M. Best Company, an independent insurance industry rating organization, which we refer to as “A.M. Best,” were to downgrade us, such downgrade would likely have a material negative impact on our ability to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially if we were to be downgraded more than one level from the “A” category to the “B” category. In 1999, we were downgraded from A+ to A, which downgrade was considered by us to have no material effect on our core short tail property business. Although impossible to quantify, we believe the downgrade did have some impact on our ability to expand the directcontents casualty reinsurance business that we have since discontinued. We were also placed on CreditWatch by S&P on September 9, 2005 as a result of the uncertainty of our losses resulting from Hurricane Katrina.

A downgrade in our ratings by rating agencies may materially and negatively impact our business and results of operations.

In the aftermath of Hurricane Katrina, each of the major rating agencies has placed our, PXRE Reinsurance Ltd.’s and PXRE Reinsurance Company’s ratings on credit watch negative or the equivalent. Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. If our ratings are reduced from their current levels by A.M. Best or Standard & Poor’s, our competitive position in the insurance industry would suffer and it would be more difficult for us to expand our reinsurance portfolio and renew all of our existing reinsurance agreements, especially if we were to be downgraded by more than one level from the “A” category to the “B” category. A downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings. We cannot give any assurance regarding whether or to what extent the rating agencies may downgrade our ratings.

The current financial strength ratings of PXRE Reinsurance Ltd. and PXRE Reinsurance Company are:

A.M. Best: “A” (Excellent), third highest of fifteen rating levels; and

Standard & Poor’s: “A” (Strong), sixth highest of twenty-one rating levels.

These ratings are not evaluations directed to investors in our securities or a recommendation to buy, sell or hold our securities. Our ratings may be revised or revoked at the sole discretion of the rating agencies.

A decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust.

Certain of our ceded excess of loss reinsurance contracts require us to transfer premiums currently retained by us on a funds withheld basis into a trust for the benefit of the reinsurers if A.M. Best were to downgrade us below “A-.” In addition, certain other of our ceded excess of loss reinsurance contracts contain provisions that give the reinsurer the right to cancel the contract and require us to pay a termination fee. The amount of the termination fee would be dependent upon various factors, including level of loss activity.

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A decline in our ratings may allow many of our clients to terminate their contracts with us.

It is increasingly common for our assumed reinsurance contracts to contain terms that would allow our clients to cancel the contract if we are downgraded below various rating levels by one or more rating agencies. A majority of our contracts now contain such clauses. Typically such cancellation clauses are triggered if A.M. Best or S&P were to downgrade us below “A-.” Whether a client would exercise such rights would depend, among other things, on the reasons for the downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance whether and how many of our clients would actually exercise such rights or what effect such cancellations would have on our financial condition or future prospects, but such an effect could potentially be materially adverse. A downgrade, therefore, could result in a substantial loss of business if insurers, ceding companies and/or brokers that place such business move to other insurers and reinsurers with higher ratings. For example, 47% (by premium volume) of our reinsurance contracts that incepted at January 1, 2005 contained provisions allowing clients additional rights upon a decline in our ratings.

We may require additional capital in the future.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our ongoing operations, existing capitalization and this offering are insufficient to fund future operating requirements, growth expectations and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us or may be dilutive to our shareholders. In addition, substantial sales of our equity in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.

Our investment portfolio is subject to significant market and credit risks which could result in an adverse impact on our financial position or results.

Our invested assets consist primarily of debt instruments with fixed maturities, short-term investments, a diversified portfolio of hedge funds and, to a lesser extent, interests in mezzanine bond and equity limited partnerships, and short-term investments. At June 30, 2005, 88.1% of the Company’s investment portfolio consisted of fixed maturities and short-term investments and 11.9% consisted of hedge funds and other investments. These investments are subject to market-wide risks and fluctuations as well as to risks inherent in particular securities. Although we seek to preserve our capital, we have invested in a portfolio of hedge funds and other privately held securities. These investments are designed to provide diversification of risk; however, such investments entail substantial risks. There can be no assurance that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate such losses’ adverse effect on us.

Risks Related to our Fixed Maturity Investments.     We are exposed to potential losses from the risks inherent in our fixed maturity investments. The two most significant risks inherent in our fixed income portfolio are interest rate risk and credit risk:

•	Interest Rate Risk

Our principal fixed maturity market risk exposure is to changes in U.S. interest rates. Changes in interest rates may affect the fair value of our fixed maturity portfolio, borrowings (in the form of trust preferred securities) and a related interest rate swap. Our holdings subject us to exposures in the treasury, municipal, and various asset-backed sectors. Changes in interest rates could also cause a potential underperformance in our finite coverages and shortfalls in cash flows necessary to pay fixed rate amounts due to finite contract counterparties.

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•	Credit Risk

We are also exposed to potential losses from changes in probability of default and from defaulting counter-parties with respect to our investments. A majority of our investment portfolio consists of fixed maturities and short-term investments rated “A2” or “A” or better by Moody’s Investors Service, Inc. or S&P. Our investment portfolio also contains privately held fixed maturities that are not traded on a recognized exchange. A deterioration in the credit quality of our investments or our inability to liquidate any of our privately held investments promptly could have an adverse effect on our financial condition.

Risks Related to our Hedge Fund Investments.     We are exposed to potential losses from the risks inherent in our portfolio of hedge funds. Our investment policies with respect to our hedge fund investments generally do not restrict us from participating in particular markets, strategies or investments. Further, our hedge fund investments may generally be deployed and redeployed in whatever investment strategies are deemed appropriate under prevailing economic and market conditions in an attempt to achieve capital appreciation, including, if appropriate, a concentration of investments in a relatively small group of strategies or hedge fund managers.

The three most significant risks inherent in our hedge fund portfolio are liquidity risk, credit risk and market risk:

Liquidity Risk.     Liquidity risk exists in the hedge fund portfolio because there are delays between giving notice to redeem a hedge fund investment and receiving proceeds. The redemption terms are defined in the offering documents and generally require notice periods and time scales for settlement. We remain at risk during the notice period, which typically specifies a month or quarter end reference point at which to calculate redemption proceeds. The risk also exists that a hedge fund may be unable to meet its redemption obligations. A hedge fund may be faced with excessive redemption notices and illiquid underlying investments.

Credit Risk.     Credit risk exists in the hedge fund portfolio where hedge funds are net long in a particular security, or group of correlated securities. Where a hedge fund is net long in a security that defaults, or suffers an adverse credit event, we are exposed to loss. Our exposure to any individual hedge fund is limited to the carrying value of the investment, and we invest in a diversified portfolio of hedge funds that utilize different strategies and markets, to reduce this risk. However, different hedge funds in the portfolio may be net long in the same or correlated securities at the same time, which could have an adverse effect on the value of the portfolio and thus our financial condition.

Market Risk.     We invest in hedge funds that trade in securities using strategies that are generally market neutral. The hedge fund investments do not generally benefit from rising equity or bond markets, and have demonstrated historically low correlation of returns to equity market indices. However, the hedge funds may maintain leveraged net long positions, and this can expose us to market risks.

Because we depend on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us.

We market our reinsurance products worldwide exclusively through reinsurance brokers. Four, four and five brokerage firms accounted for approximately 78%, 78% and 84% of our gross premiums written for the years ended December 31, 2004, 2003 and 2002, respectively. Approximately 25%, 23%, 16% and 14% of gross premiums written in fiscal year 2004 were arranged through Benfield Greig Ltd., the worldwide branch offices of Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies, Inc.), Aon Group Ltd. and Willis Re. Inc., respectively. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on our business.

The impact of investigations of broker fee and placement arrangements could adversely impact our ability to write more business.

Investigations of broker placement and compensation practices initiated by the Attorney General’s office of certain states including New York, together with recently filed class action lawsuits initiated against such

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broker entities and certain reinsurance companies, have challenged the legality of certain activities conducted by these brokers and companies. Various brokers with whom we do business are included within these investigations and lawsuits. The investigations and suits challenge, among other things, the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; the payment of contingent fees to brokers by insurers or reinsurers because of an alleged conflict of interest arising from such fee arrangements; the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers, bid rigging and tying the receipt of direct insurance to placing reinsurance through the same broker. Because these investigations and suits have not all been completed or resolved, it is not possible to determine their ultimate impact upon the broker reinsurance market and reinsurers, including us. However, because of our reliance on the broker reinsurance market for future business, any governmental actions or judicial decisions which have the effect of impairing the broker reinsurance market could materially impact our ability to underwrite business. In addition, to the extent that any of the arrangements into which we routinely enter with our brokers were determined to be unlawful, we could be fined or otherwise penalized. Further, to the extent that any of the brokers with whom we do business suffer financial difficulties as a result of the investigations or proceedings, we could suffer increased credit risk.

We have exited the finite reinsurance business, but claims in respect of finite reinsurance could have an adverse effect on our results of operations.

Finite risk reinsurance contracts are highly customized and typically involve complicated structural elements. Accounting principles generally accepted in the United States, or “GAAP,” govern whether or not a contract should be accounted for as reinsurance. Contracts that do not meet certain GAAP requirements may not be accounted for as reinsurance and are required to be accounted for as deposits. As reported in the press in recent months, certain finite insurance and reinsurance arrangements are coming under scrutiny by the New York Attorney General’s Office, the Securities and Exchange Commission and other governmental authorities. According to the press, investigators have asserted that the contracts in question were accounted for in an improper or fraudulent manner.

We sold finite reinsurance prior to June 30, 2004, and from time to time, have purchased finite reinsurance. Any claim challenging the appropriateness of the accounting treatment of the finite contracts we underwrote or purchased could result in negative publicity, costs and, in the event of any regulatory or judicial decision being entered against us, ultimately fines and penalties, all of which could have a material adverse effect on our business and results of operations.

Our reliance on reinsurance brokers exposes us to their credit risk.

In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with us (we refer to these insurers as ceding insurers). In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. We are aware of one instance in recent years, involving an insignificant amount in which a broker did not forward premiums to us. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

We may be adversely affected by foreign currency fluctuations.

Although our functional currency is the U.S. dollar, premium receivables and loss reserves include business denominated in currencies other than U.S. dollars. We are exposed to the possibility of significant claims in currencies other than U.S. dollars. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results. While we hold positions denominated in foreign currencies to mitigate, in part, the effects of currency

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fluctuations on our results of operations, we currently do not hedge our currency exposures before a catastrophic event that may produce a claim.

Retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms.

In order to limit the effect of large and multiple losses upon our financial condition, we buy reinsurance for our own account. This type of insurance is known as retrocessional reinsurance. From time to time, market conditions have limited, and in some cases have prevented reinsurers from obtaining, the types and amounts of reinsurance which they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms as favorable to us as in prior years. In difficult market conditions, pricing for our retrocessional reinsurance products may improve, but conversely, obtaining retrocessional reinsurance for our own account on favorable terms could become more difficult.

A retrocessionaire’s insolvency or its inability or unwillingness to make payments under the terms of a retrocessional reinsurance treaty with us could have a material adverse effect on us. Therefore our retrocessions subject us to credit risks because the ceding of risk to retrocessionaires does not relieve us of our liability to our clients. In the event that we cede business to a retrocessionaire, we must still pay on claims of our cedent even if we are not paid by the retrocessionaire.

Our inability to provide the necessary collateral could affect our ability to offer reinsurance in certain markets.

PXRE Bermuda is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require PXRE Bermuda to post a letter of credit or other collateral. If we are unable to arrange for security on commercially reasonable terms, PXRE Bermuda could be limited in its ability to write business for certain of our clients.

The insurance and reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency and severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Our recent, and anticipated, growth relates in part to improved industry pricing, but the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to an adverse effect on our profits. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality.

Risks Related to Regulation

Regulatory constraints may restrict our ability to operate our business.

General.     Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate

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authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business.

PXRE Bermuda.     PXRE Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the Bermuda Monetary Authority, or “BMA,” require PXRE Bermuda to maintain minimum levels of statutory capital, surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict PXRE Bermuda’s ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although PXRE Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to PXRE Bermuda’s insurance or reinsurance activities may still be raised in the future.

PXRE U.S. Subsidiaries.     PXRE Corp. (“PXRE Delaware”) and PXRE Reinsurance are subject to regulation under the insurance statutes of various U.S. states, including Connecticut, the domiciliary state of PXRE Reinsurance. The regulation and supervision to which PXRE Reinsurance is subject relates primarily to the standards of solvency that must be met and maintained, licensing requirements for reinsurers, the nature of and limitations on investments, deposits of securities for the benefit of a reinsured, methods of accounting, periodic examinations of the financial condition and affairs of reinsurers, the form and content of reports of financial condition required to be filed, reserves for losses and other matters. In general, such regulation is for the protection of the reinsureds and policyholders, rather than investors.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners, which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations.

Changes in the laws and regulations to which our insurance and reinsurance subsidiaries are subject or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

If PXRE Bermuda becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.

As a registered Bermuda Class 4 insurer, PXRE Bermuda is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require PXRE Bermuda to, among other things:

•	maintain a minimum level of capital, surplus and liquidity;

•	satisfy solvency standards;

•	restrict dividends and distributions;

•	obtain prior approval of ownership and transfer of shares;

•	appoint an approved loss reserve specialist;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda; and

•	provide for the performance of certain periodic examinations of PXRE Bermuda and its financial condition.

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These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

We do not presently intend that PXRE Bermuda will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of PXRE Bermuda, or related companies or its agents and claim that PXRE Bermuda is subject to such jurisdiction’s licensing requirements. If any such claim is successful and PXRE Bermuda must obtain a license, we may be subject to taxation in such jurisdiction. (In certain circumstances, PXRE may be subject to tax in a jurisdiction even if it is not licensed by such jurisdiction. See “Risks Related to Taxation.”) In addition PXRE Bermuda is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, PXRE Bermuda’s ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

Generally, Bermuda insurance statues and regulations applicable to PXRE Bermuda are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future PXRE Bermuda becomes subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that PXRE Bermuda would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on PXRE Bermuda’s business.

The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

We may be unable to obtain extensions of work permits for our employees, which may cause our business to be adversely affected.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians or holders of permanent residence certificates) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate government authority. The Bermuda government will issue a work permit for a specific period of time, which may be extended upon showing that, after proper public advertisements, no Bermudian (or spouse of a Bermudian holder or a permanent residence certificate) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees. Substantially all of our key officers, including our Chief Executive Officer, Chief Financial Officer and key reinsurance underwriters, are working in Bermuda under work permits that will expire over the next two years. The Bermuda government could refuse to extend these work permits. If any of our senior executive officers were not permitted to remain in Bermuda, our operations could be disrupted and our financial performance could be adversely affected.

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Risks Related to This Offering

Our stock price and trading volume may be subject to significant fluctuations. We are uncertain as to whether a more active trading market in our common stock will develop following any offering of our common shares. Our stock price and trading volume may fluctuate in response to a number of events and factors, including:

•	natural catastrophes or other events that may impact or be perceived by investors as impacting the insurance industry, generally, and the reinsurance industry, in particular;

•	quarterly variations in our operating results;

•	changes in the market’s expectations about our future operating results;

•	changes in financial estimates and recommendations by securities analysts concerning us or the reinsurance industry generally;

•	changes in the credit rating assigned to our claims-paying ability by S&P, A.M. Best or other similar rating agency;

•	operating and stock price performance of other companies that investors may deem comparable;

•	news reports relating to our business and trends in our markets;

•	changes in the laws and regulations affecting our business;

•	acquisitions and financings by us or others in our industry; and

•	sales or acquisitions of substantial amounts of our common stock by our directors and executive officers or principal shareholders, or the perception that such sales could occur.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

We are a holding company and if our subsidiaries do not make dividend payments to us, we may not be able to pay dividends or other obligations.

We are a holding company with no operations or significant assets other than the capital stock of our subsidiaries. We effected an internal reorganization of our subsidiaries on March 15, 2005. The purpose of the reorganization was to consolidate all of our non- Bermudian subsidiaries under a newly formed holding company established in Ireland, PXRE Holdings (Ireland) Limited. PXRE Ireland is a wholly owned subsidiary of PXRE Bermuda. In the reorganization, PXRE Reinsurance (Barbados) Ltd. distributed all of the common shares of PXRE Delaware to PXRE Bermuda. PXRE Bermuda then contributed the common shares of PXRE Delaware and the common shares of PXRE Europe to PXRE Ireland.

We rely primarily on cash dividends from PXRE Reinsurance, PXRE Ireland and PXRE Bermuda to pay our operating expenses, including debt service payments, shareholder dividends, if any, income taxes and other obligations that may arise from time to time. We expect future dividends and other permitted payments from these subsidiaries to be our principal source of funds to pay expenses and dividends. The payment of dividends by our reinsurance subsidiaries to us is limited under Bermuda law, Irish law and under certain insurance statutes of various U.S. states in which they are licensed to transact business. PXRE Reinsurance is subject to state regulatory restrictions that limit the maximum amount of annual dividends or other distributions, including loans or cash advances, available to stockholders without prior approval of the Insurance Commissioner of the State of Connecticut. Bermuda insurance laws require PXRE Bermuda to maintain certain measures of solvency and liquidity, and further limit the amount by which we can reduce surplus without prior regulatory approval. The securities to be offered under this prospectus are unsecured subordinated obligations and, therefore cash dividend payments to be made by us on our preferred shares and common shares or interest payments on our debt securities may also be affected by any inability to rely on payments from our subsidiaries.

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Some aspects of our corporate structure and insurance regulations may discourage third-party takeovers and other transactions and may result in the entrenchment of incumbent management.

Under our bye-laws, subject to certain exceptions and to waiver by our board of directors on a case by case basis, no transfer of our shares is permitted if such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of our outstanding shares, including our common shares, or more than 9.9% of the outstanding shares of any class of our share capital. Ownership is broadly defined in our bye-laws. We may refuse to register any such transfer on our share transfer records. A transferee will be permitted to promptly dispose of any of our shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

Our bye-laws provide for a classified board of directors. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders. Under our bye- laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director’s interests and the procedures for amending bye-laws.

In the event that we become aware of a shareholder owning more than 9.9% of the voting power of our outstanding shares after a transfer of shares has been registered, our bye-laws provide that, subject to the same exceptions and waiver procedures, the voting rights with respect to our shares owned by any such shareholder will be limited to a voting power of 9.9%, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such limitation. The board of directors may waive this limitation, and has determined to waive this limitation with respect to Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. (which, together with Capital Z Financial Services Fund II, L.P., we refer to as “Capital Z”) and certain of Capital Z’s affiliates.

In addition, our ownership of U.S. subsidiaries can, under applicable state insurance company laws and regulations, delay or impede a change of control of us. Under applicable insurance regulations, any proposed purchase of 10% or more of our voting securities would require the prior approval of the relevant insurance regulatory authorities.

The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Bermuda Companies Act of 1981, as amended (the “Companies Act”), which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors.     Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest pursuant to the Companies Act provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if:

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•
the material facts as to such interested director’s relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•
such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•
the transaction was fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Certain Transactions with Significant Shareholders.     As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly owned subsidiaries, a resolution of shareholders approved by the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes mergers and asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

Shareholders’ Suits.     The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers.     Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or sustained by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter in which any of such persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. To further understand the risks associated with U.S. persons who own our common

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shares, see “Difference In Corporate Laws” on page 62 of this prospectus for more information on the differences between Bermuda and Delaware corporate laws.

Committees of the Board of Directors.     Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

•
A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

•
A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws; and

•
A holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors or officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based on such judgments.

The anti-dilution protection afforded to the holders of our outstanding preferred shares could cause substantial dilution to the holders of our common shares. The sale, following conversion, of substantial amounts of our common shares by the holders of the preferred shares could cause the market price of our common shares to decline significantly.

In April 2002, we privately placed Series A, Series B and Series C convertible preferred shares with several private equity investors. These investors, sometimes referred to herein as the selling shareholders, have the right to nominate four directors for election to the board of directors, and were granted demand and other registration rights. The interest of the preferred share investors may differ materially from the interests of our common shareholders, and these investors could take actions or make decisions that are not in the best interests of our common shareholders.

The anti-dilution protections afforded to the preferred shareholders could have a material dilutive effect on our common shareholders. Each preferred share, in whole or in part, is convertible at any time at the option of the holder into convertible common shares for that series according to a formula set forth in the description of stock filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares are, in turn, convertible into common shares on a one-for-one basis. The number of convertible common shares per preferred shares issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends thereon, by the conversion price then in effect. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a

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private placement below the fair market value or in a registered public offering below 95% of fair market value or without consideration. In addition, the conversion price is subject to adjustment for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 and for any liability or loss arising out of pending material litigation on December 10, 2001. As of September 19, 2005, the outstanding convertible common shares and preferred shares were ultimately convertible into 4,384,013 common shares, or 13.0% of our outstanding common shares on a fully converted basis and using the adjusted conversion price of $13.26 in effect as of June 30, 2005. However, because the conversion price for the preferred shares is subject to adjustment for a variety of reasons, including if we have certain types of adverse loss development, the number of our common shares into which the preferred shares are ultimately convertible and, accordingly, the amount of dilution experienced by our common shareholders, could increase. For a detailed discussion of the conversion features of the preferred shares and the convertible common shares, including adjustments to the conversion price, see “Description of Share Capital—Outstanding Preferred Shares—Conversion” and “Description of Share Capital—Convertible Common Shares” in this prospectus.

Furthermore, upon conversion, sales of substantial amounts of common shares by these investors, or the perception that these sales could occur, could adversely affect the market price of the common shares, as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

Risks Related to Taxation

We and our Bermuda subsidiaries may become subject to Bermuda taxes after 2016.

Bermuda currently imposes no income tax on corporations. We have obtained an assurance from the Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to our Bermuda subsidiaries until March 28, 2016. We cannot assure you that we or our Bermuda subsidiaries will not be subject to any Bermuda tax after that date.

We and our non-U.S. subsidiaries may be subject to U.S. tax, which may have a material adverse effect on our financial condition and results of operation.

We and our non-U.S. subsidiaries operate our business in a manner intended to cause us not to be treated as engaged in a trade or business in the United States (and, in the case of those non-U.S. companies qualifying for treaty protection, in a manner intended to cause us not to be doing business through a permanent establishment in the United States) and, thus, not subject to U.S. federal corporate income taxes or branch profits tax (other than withholding taxes on certain U.S. source investment income, dividends from PXRE Delaware to PXRE Ireland and excise taxes on insurance or reinsurance premiums). However, because there is uncertainty as to the activities that constitute being engaged in a trade or business within the United States, and what constitutes a permanent establishment under the applicable tax treaties, there can be no assurances that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that we or that a non-U.S. subsidiary of ours is engaged in a trade or business, or carrying on business through a permanent establishment in the United States.

Dividends paid by PXRE Delaware to PXRE Ireland may not be eligible for benefits under the U.S.-Ireland income tax treaty.

PXRE Delaware is a Delaware corporation wholly owned by PXRE Ireland. Under U.S. federal income tax law, dividends paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. The income tax treaty between the Republic of Ireland and the United States (the “Irish Treaty”) reduces the rate of withholding tax to 5%. Were the IRS to contend successfully that PXRE Ireland is not eligible for benefits under the Irish Treaty, dividends paid by PXRE Delaware to PXRE Ireland would be subject to the 30% withholding tax. Such a result could have a material adverse effect on our financial conditions and results of operations.

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If you acquire more than 10% of our shares and we or our non-U.S. subsidiaries are classified as a controlled foreign corporation (“CFC”), your taxes would increase.

Each U.S. person (as defined in Section 957(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) owning shares of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns, directly or indirectly through foreign entities, on the last day of the CFC’s taxable year, at least 10% of the total combined voting power of all classes of shares of the CFC entitled to vote (shareholders meeting this ownership requirement are referred to herein as “10% United States Shareholders”), must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% United States Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation or the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% United States Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. person who owns our shares directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of our shares.

However, due to the attribution provisions of the Code regarding determination of beneficial ownership, there is a risk that the IRS could assert that one or more of our non-U.S. subsidiaries are CFCs and that U.S. holders of our common shares who own 10% or more of the value of our common shares should be treated as owning 10% or more of the total voting power of all classes of our shares or be treated as owning 10% or more of the total voting power of our non-U.S. subsidiaries notwithstanding the reduction of voting power discussed above.

If we or a non-U.S. subsidiary is determined to have “related party insurance income” (“RPII”), you may be subject to U.S. taxation on your pro rata share of such income.

If the RPII of any of our non-U.S. insurance subsidiaries were to equal or exceed 20% of such company’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of our voting power or value, then a U.S. person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person’s pro rata share of such non-U.S. insurance subsidiary’s RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by the non-U.S. insurance subsidiaries (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of the non-U.S. insurance subsidiaries’ business and the identity of persons directly or indirectly insured or reinsured by the non-U.S. insurance subsidiaries. We believe that the gross RPII of each non-U.S. insurance subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of such subsidiary’s gross insurance income, and we do not expect the direct or indirect insureds of the non-U.S. insurance subsidiaries (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors that determine the existence or extent of RPII may be beyond our knowledge and/or control.

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The RPII rules provide that if a U.S. person disposes of shares in a foreign insurance corporation in which U.S. persons own 25% or more of the shares (even if the amount of RPII is less than 20% of the corporation’s gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our common shares because we will not ourselves be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application of those provisions to us and our subsidiaries are uncertain.

If we are classified as a passive foreign investment company (“PFIC”), your taxes would increase.

Although it is not anticipated that we will be classified as a PFIC for U.S. income tax purposes, if we are classified as a PFIC, it would have material adverse tax consequences for U.S. persons that directly or indirectly own our common shares, including subjecting such U.S. persons to a greater tax liability than might otherwise apply and subjecting such U.S. persons to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on persons subject to U.S. federal income tax that directly or indirectly own our common shares.

The reinsurance agreements between us and our U.S. subsidiaries may be subject to recharacterization or other adjustment for U.S. federal income tax purposes, which may have a material adverse effect on our financial condition and results of operations.

Under Section 845 of the Code, the IRS may allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties to a reinsurance agreement, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. No regulations have been issued under Section 845 of the Code. Accordingly, the application of such provisions to us and our subsidiaries is uncertain and we cannot predict what impact, if any, such provisions may have on us and our subsidiaries.

Changes in U.S. federal income tax law could be retroactive and may subject us or our non-U.S. subsidiaries to U.S. federal income taxation.

The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or PFIC or has RPII, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. The IRS recently announced that it intends to scrutinize insurance companies domiciled outside the U.S. and apply the PFIC rules to companies that are not active insurance companies and to the portion of a non-U.S. insurance company’s income not derived in the active conduct of an insurance business. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain various forward-looking statements and include assumptions concerning our operations, future results and prospects. Statements included in this prospectus, as well as statements made by or on our behalf in press releases, written statements or other documents filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus (including the documents incorporated by reference) should not be considered as a representation by us or any other person that our objectives or plans will be achieved. We caution investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following:

(i) because of exposure to catastrophes, our financial results may vary significantly from period to period;

(ii) the destruction caused by Hurricane Katrina could produce claims that may result in a material adverse effect on our financial position or results;

(iii) we may be overexposed to losses in certain geographic areas for certain types of catastrophic events;

(iv) we operate in a highly competitive environment;

(v) reinsurance prices may decline, which could affect our profitability;

(vi) reserving for losses includes significant estimates, which are subject to inherent uncertainties;

(vii) a decline in the credit rating assigned to our claims-paying ability may impact our potential to write new or renewal business;

(viii) a downgrade in our credit rating by rating agencies may result in a material adverse effect on our financial position or results;

(ix) a decline in our ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us;

(x) we may be required to raise additional capital to fund our ongoing operations, which if we cannot obtain, could result in a material adverse effect on our financial position or results;

(xi) our investment portfolio is subject to market and credit risks, which could result in a material adverse impact on our financial position or results;

(xii) because we depend on a few reinsurance brokers for a large portion of our revenue, loss of business provided by them could adversely affect us, and our reliance on reinsurance brokers exposes us to their credit risk;

(xiii) the impact of ongoing or future investigations of broker fee and placement arrangements could adversely impact our ability to write more business;

(xiv) we have exited the finite reinsurance business, but claims in respect of the business we wrote could have an adverse effect on our results of operations;

(xv) we may be adversely affected by foreign currency fluctuations;

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(xvi) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms;

(xvii) the impairment of our ability to provide collateral to cedents could affect our ability to offer reinsurance in certain markets;

(xviii) the reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong;

(xix) regulatory constraints may restrict our ability to operate our business;

(xx) contention by the United States Internal Revenue Service that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on our financial position or results; and

(xxi) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results.

In addition to the factors outlined above that are directly related to our business, we are also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees. The factors listed above should not be construed as exhaustive.

We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred share dividends for the periods indicated.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges(1)	6.54	5.84	1.71	5.22	4.64	—	—
Ratio of earnings to combined fixed charges and preferred dividends(2)	4.59	3.66	1.06	3.32	3.07	—	—

(1)
The ratios of earnings to fixed charges were determined by dividing consolidated earnings by total fixed charges. For purposes of the ratios of earnings to fixed charges, (i) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and (ii) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges by $22.5 million and $22.8 million for the years ended December 31, 2001 and 2000, respectively.

(2)
The ratios of earnings to combined fixed charges and preferred dividends were determined by dividing consolidated earnings by total fixed charges and preferred dividends. For purposes of the ratios of earnings to combined fixed charges and preferred dividends, (1) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and (2) fixed charges consist of interest on indebtedness, interest expense on premiums withheld under certain ceded reinsurance contracts and that portion of rentals which is deemed by our management to be an appropriate interest factor. Earnings were inadequate to cover fixed charges and preferred dividends by $22.5 million and $22.8 million for the years ended December 31, 2001 and 2000, respectively.

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See also the discussion regarding the effects of Hurricane Katrina in “Risk Factors—The unprecedented destruction caused by Hurricane Katrina could produce claims that will have a material adverse effect on our financial position and results of operations,” and “PXRE Group Ltd.—Recent Developments”.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	repurchase of outstanding common shares; and

•	repayment of indebtedness.

We anticipate that we will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance our businesses worldwide.

We will not receive any proceeds from the sales of common shares by the selling shareholders.

PXRE GROUP LTD.

General

We provide reinsurance products and services to a worldwide marketplace through subsidiary operations in Bermuda, the United States and Europe. Our primary focus is providing property catastrophe reinsurance and retrocessional coverage to a worldwide group of clients. Property catastrophe reinsurance generally covers claims arising from large catastrophes such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Substantially all of our non-finite reinsurance products have been, and will continue to be, offered on an excess-of-loss basis with aggregate limits on our exposure to losses. This means that we do not begin to pay our clients’ claims until their claims exceed a certain specified amount and our obligation to pay those claims is limited to a specified aggregate amount.

We also offer our clients property-per-risk, marine and aviation reinsurance and retrocessional products. Unlike property catastrophe reinsurance, which protects against the accumulation of a large number of related losses arising out of one catastrophe, per-risk excess of loss reinsurance protects our clients against a large loss arising from a single risk or location. Substantially all of our property-per-risk and marine and aviation reinsurance and retrocessional business is also written on an excess-of-loss basis with aggregate limits on our exposure to losses.

We conduct our business primarily through our principal operating subsidiaries, PXRE Reinsurance, PXRE Bermuda and PXRE Solutions, S.A., which we call “PXRE Europe.”

•	PXRE Reinsurance and PXRE Bermuda are broker-market reinsurers which principally underwrite treaty reinsurance for property (including marine and aerospace) risks.

•	PXRE Europe, a Belgian reinsurance intermediary performs reinsurance intermediary activities on behalf of PXRE Bermuda and PXRE Reinsurance.

Our principal executive offices are at PXRE House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is (441) 296-5858. Under the heading, “Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Share Dividends” the term “PXRE” includes PXRE Group Ltd. and its consolidated subsidiaries.

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Recent Developments

On September 19, 2005, we announced that, based on updated information, we had increased our earlier estimate of our potential losses due to the net impact of Hurricane Katrina to the range of $235 million to $300 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards and outwards reinstatements and additional premiums. Accordingly, losses from Hurricane Katrina will materially negatively impact our third quarter financial results and our shareholders’ equity and we expect to have a net loss for calendar 2005. Our updated estimates were based on insured industry loss estimates in the range of $30 billion to $40 billion. These industry loss estimates may increase as the loss adjustment process continues.

At the time of making our estimates, we had received preliminary loss indications and formal loss advices from only a limited number of clients. Accordingly, the estimates were based mainly on modeling, a review of exposed reinsurance contracts and discussions with certain clients. Actual losses may vary materially from these estimates.

In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues, including the appropriate attribution of losses to flood as opposed to other perils such as wind, fire or riot and civil commotion. The underlying policies generally contain exclusions for flood damage; however, water damage caused by wind may be covered. We expect that causation and coverage issues may not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

Our actual losses from Hurricane Katrina may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

DESCRIPTION OF DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under an indenture (the “senior indenture”) between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated debt securities are to be issued under an indenture (the “subordinated indenture”) between PXRE and a U.S. banking institution as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each individually as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, including additional covenants, if any, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

The description below is a summary of the material terms and provisions of the indentures and the debt securities, and does not contain all of the information that may be important to you. You should carefully review the applicable indenture, the debt securities and the information in the applicable prospectus supplement before you decide to invest in our debt securities. The indentures are substantially identical, except for provisions relating to subordination and certain of our covenants that may be described in a prospectus supplement.

General

The indentures will not limit the aggregate principal amount of debt securities that we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1) The indentures will not limit the amount of other Indebtedness (as defined below) or debt

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securities, other than certain secured Indebtedness as described below, which we or our subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Indebtedness (which term includes senior debt securities) with respect to such series, as described below under “—Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement.

Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we, ourselves, may be a creditor with recognized claims against the subsidiary. The right of our creditors (including the holders of debt securities) to participate in the distribution of shares that we own in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over those subsidiaries.

The prospectus supplement relating to the particular debt securities offered will describe the following terms of the offered debt securities:

•	the title of those debt securities and the series in which those debt securities will be included;

•	any limit upon the aggregate principal amount of those debt securities;

•	the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of those debt securities will be payable;

•
the rate or rates at which those debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

•	the date or dates on which interest, if any, on those debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•
whether and on what terms we will have the option to redeem those debt securities in lieu of paying additional amounts in respect of certain Bermuda taxes, fees, duties, assessments or governmental charges that might be imposed on holders of those debt securities (and the terms of that option);

•
the place or places where the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, any of those debt securities may be surrendered for registration of transfer or exchange, and any of those debt securities may be surrendered for conversion or exchange;

•
whether any of those debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option;

•
whether we will be obligated to redeem or purchase any of those debt securities pursuant to any sinking fund or analogous provision or at the option of any holder and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which those debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and any provisions for the remarketing of those debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities will be issuable;

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•
whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which those debt securities will be so convertible or exchangeable;

•
if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of those debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•
if other than United States dollars, the currency, including composite currencies, of payment of the principal of, any premium or interest on or any additional amounts with respect to any of those debt securities;

•
whether the principal of, any premium or interest on or any additional amounts with respect to those debt securities will be payable, at our election or a holder, in a currency, other than that in which those debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, that election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to those debt securities;

•	those debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether those debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•
in the case of subordinated debt securities, the relative degree, if any, to which those subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether those other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to those debt securities;

•	whether any of those debt securities are to be issued upon the exercise of warrants, and the time, manner and place for those debt securities to be authenticated and delivered; and

•	any other terms of those debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of those debt securities. (Section 3.1)

In the event that we make any deletions from, modifications of or additions to the Events of Default or covenants described in this prospectus, we will set forth the deletions, modifications or additions in a post-effective amendment to the registration statement of which this prospectus forms a part.

We will have the ability under the indentures to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). Interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date. All paying agents, initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

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Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for those purposes (initially the corporate trust office of the trustee). This transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to (1) issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of those debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5) We will appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

The debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof, unless otherwise provided in the related prospectus supplement. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below.

The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to the debt securities and the foreign currencies or currency units will be set forth in the related prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or covenants of ours contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by us, property or cash, or a

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combination of any of the foregoing, will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants.

Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form.

Principal of, any premium and interest on, and, any additional amounts with respect to, debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participant’s accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indentures will provide that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days of written notice, (2) we determine that debt securities of a particular series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect or (3) an Event of Default with respect to a series of debt securities has occurred and is continuing; the global securities will be exchanged for debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in

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authorized denominations. The definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other foreign jurisdiction (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder, after the withholding or deduction, will not be less than the amount provided for in the debt security and the applicable indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the debt security, (b) presented the debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless the debt security could not have been presented for payment elsewhere, or (c) presented the debt security for payment more than 30 days after the date on which the payment in respect of the debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented the debt security for payment on any day within that 30-day period;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to the

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fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those additional amounts had it been the holder of the debt security.

Events of Default

The applicable prospectus supplement will contain the Events of Default with respect to the series of debt securities issued under the applicable indenture (whatever the reason for the Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body). We expect that the Events of Default that may apply to each series of debt securities may include:

(1) default in the payment of any interest on any debt security of a series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

(2) default in the payment of the principal of or any premium on any debt security of a series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

(3) default in the deposit of a sinking fund payment, if any, when and as due by the terms of a debt security of the series;

(4) default in the performance, or breach, of any of our covenants or warranties contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of the default or breach for a period of 60 days after there has been given written notice as provided in the indenture;

(5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours (including an Event of Default under any other series of debt securities), whether the Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of the Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or results in the Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and the default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

(6) we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(7) certain events in our bankruptcy, insolvency or reorganization; and

(8) any other Event of Default provided in or pursuant to the applicable indenture with respect to debt securities of the series. (Section 5.1)

If an Event of Default with respect to the debt securities of any series (other than an Event of Default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series by written notice as provided in the applicable indenture may declare the principal amount (or such lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of not less than a majority in principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such declaration of acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

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Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a “default”), the trustee will transmit, in the manner set forth in the indenture, notice of the default to the holders of the debt securities of that series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of that series, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of debt securities of that series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. (Section 5.12)

Modification and Waiver

We and the trustee may modify or amend either indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security;

•
reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

•	change our obligation to pay additional amounts with respect to any debt security;

•
reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

•	change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation or modify the payment terms of any sinking fund or similar obligation;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable;

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on, or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions;

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•	reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of each indenture;

•
modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

•
make any change that adversely affects the right to convert or exchange any debt security into or for our common shares or other securities (whether or not issued by us), cash or property in accordance with its terms;

•	modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of subordinated debt securities; or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities of any series to Senior Indebtedness with respect to such series without the prior written consent of each holder of such Senior Indebtedness. (Section 9.7 of the subordinated indenture)

We and the trustee may modify or amend either indenture and the debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to PXRE pursuant to a consolidation, amalgamation, merger or sale of assets in accordance with the terms of the applicable indenture;

•	add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable indenture;

•	provide for a successor trustee with respect to the debt securities of all or any series;

•
cure any ambiguity or correct or supplement any provision in either indenture which may be defective or inconsistent with any other provision, or to make any other provision with respect to matters or questions arising under either indenture which will not adversely affect the interests of the holders of debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under either indenture;

•	add any additional Events of Default with respect to all, or any series of debt securities;

•	secure the debt securities;

•	provide for conversion or exchange rights of the holders of any series of debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain covenants of the applicable indenture. (Section 10.8 of the senior indenture; Section 10.6 of the subordinated indenture) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of any series affected. (Section 5.13)

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Under each indenture, we are required to furnish the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default, or any event which after notice or lapse of time or both would constitute an Event of Default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable indenture or the debt securities of any series. (Section 10.9 of the senior indenture; Section 10.7 of the subordinated indenture)

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency (as defined below) in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

Each indenture provides that, unless the provisions of defeasance and covenant defeasance are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of each indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such the securities and to hold moneys for payment in trust) (“defeasance”) or (2) to be released from its obligations with respect to the debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with the obligations will not constitute a default or an Event of Default with respect to the debt securities (“covenant defeasance”). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by PXRE with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound; (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

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“Government Obligations” means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by the custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depository receipt. (Section 1.1)

If after PXRE has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of, that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of the debt security to receive payment in a currency other than that in which such deposit has been made in respect of the debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or the Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to the payment, date, or (b) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued the Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. All payments of principal of, any premium and interest on and any additional amounts with respect to any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Section 1.1)

In the event we effect covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which those debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on those debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on those securities at the time of the acceleration resulting from that Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of Subordinated Debt Securities

The subordinated debt securities of each series will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness with respect to that series. (Section 16.1 of the subordinated indenture). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or

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other proceedings, all amounts due upon all Senior Indebtedness with respect to the subordinated debt securities of any series will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of that series, and to that end the holders of that Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other of our Indebtedness being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of that series upon any such dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding. (Section 16.3 of the subordinated indenture)

By reason of this subordination, in the event of liquidation or insolvency of PXRE, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of our other obligations that are not subordinated to that Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of that Senior Indebtedness to receive payments or distributions of our cash, property or securities applicable to that Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of that series have been paid in full. (Section 16.4 of the subordinated indenture)

No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of any series may be made (1) if any Senior Indebtedness with respect to that series is not paid when due and any applicable grace period with respect to a default has ended and that default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness with respect to such series has been accelerated because of a default. (Section 16.2 of the subordinated indenture)

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the subordinated debt securities of any series, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness with respect to the subordinated debt securities of each series under the subordinated indenture.

The term “Senior Indebtedness” means, with respect to the subordinated debt securities of any particular series, all our Indebtedness outstanding at any time, except (1) the subordinated debt securities of such series, (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities of such series, (3) Indebtedness of PXRE to an Affiliate of PXRE, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws and (5) trade accounts payable. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indenture)

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to the issuance. Any such change would be described in the related prospectus supplement.

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New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

Information Concerning the Trustee

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the indenture trustees and affiliates of the indenture trustees in the ordinary course of business.

Under each indenture, each indenture trustee is required to transmit annual reports to all holders regarding eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our preferred shares or common shares. Warrants may be issued independently or together with preferred shares or common shares and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Preferred Shares or Common Shares

Each prospectus supplement for warrants to purchase preferred shares or common shares will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each preferred share or common share;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of preferred shares or common shares receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the principal amount of preferred shares or common shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the preferred shares or common shares to be purchased upon such exercise. If

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less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase preferred shares or common shares, holders of the warrants will not have any of the rights of holders of the preferred shares or common shares purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred shares or common shares purchasable upon exercise.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company under the Companies Act 1981 of Bermuda, as amended. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

Our authorized share capital consists of 50,000,000 common shares, which include 20,000,000 convertible common shares and 10,000,000 preferred shares. Under the consent of the Bermuda Monetary Authority, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus, provided that our common shares remain listed on the New York Stock Exchange.

Common Shares

As of September 19, 2005 there were issued and outstanding:

•	22,357,955 common shares;

•	7,037,166 convertible common shares convertible into 7,037,166 common shares; and

•	5,813 preferred shares convertible into 4,384,013 convertible common shares, which are convertible into 4,384,013 common shares, based on the adjusted conversion price of $13.26 as of June 30, 2005.

Our outstanding preferred shares are convertible into convertible common shares and the convertible common shares are automatically convertible upon sale into common shares on the terms described under “—Outstanding Preferred Shares” and “—Convertible Common Shares” below. In addition, we may offer and sell, hereunder, convertible common shares automatically convertible upon sale into common shares. All of the outstanding common shares are fully paid and nonassessable and the common shares when issued upon conversion of the preferred shares and the convertible common shares, or on the automatic conversion of convertible common shares sold directly by us, will be fully paid and nonassessable. Our common shares are traded on the New York Stock Exchange under the symbol “PXT.”

Our board of directors may issue, grant options exercisable for or otherwise dispose of our authorized common shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

The transfer agent and registrar for the common shares and convertible common shares is American Stock Transfer & Trust Company

The common shares have the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common shares. The applicable prospectus supplement will describe the terms of the common shares including, where applicable, the following:

•	the number of shares to be offered;

•	the offering price or prices;

•	to the extent permitted by applicable law, whether the common shares will be issued in certificated or book-entry form;

•	information with respect to any book-entry procedures; and

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•	any additional terms of the common shares which are not inconsistent with the provisions of our bye-laws.

The common shares will be, when issued against payment therefor, fully paid and nonassessable. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights. The rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that have been issued and may be issued in the future and any convertible common shares that have been issued and may be issued in the future. See “—Outstanding Preferred Shares” and “—Convertible Common Shares” for a description of those preferred shares and convertible common shares, respectively. The board of directors of PXRE may issue additional preferred shares to obtain additional financing, in connection with acquisitions, to officers, directors and employees of PXRE and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Additional authorized but unissued common shares may be issued by our board of directors without the approval of the shareholders.

Because we are a holding company, our rights, and the rights of holders of our securities, including the holders of common shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of that subsidiary’s creditors and preferred shareholders, except to the extent we may be a creditor with recognized claims against the subsidiary or a holder of preferred shares, as the case may be, of the subsidiary.

Voting Rights and Shareholder Meetings

Each common share has one vote, except that if, and so long as, the shares controlled (as described below) by any person constitute more than 9.9% of the voting power of our outstanding shares, including common shares, the voting rights with respect to the “controlled shares” owned by that person will be limited, in the aggregate, to a voting power of 9.9%. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., which we refer to collectively as “Capital Z,” and certain of their affiliates.

Under our bye-laws, “controlled shares” include, among other things, (i) all shares of PXRE that a person owns within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended, which we call the “Code,” or is considered as owning by applying the rules of Section 958(b) of the Code, (ii) all shares of PXRE that a person owns by applying the rules of Sections 544 or 554 of the Code, and (iii) all shares of PXRE that a person owns directly, indirectly or beneficially as a result of the possession of sole or shared voting power within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of us without agreement by our board of directors.

Our bye-laws provide that the quorum required for a general meeting of shareholders is a majority of the outstanding shares entitled to vote at the meeting present in person or by proxy. In general, matters are determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law and our bye-laws.

Under our bye-laws, the vote of 66 2/3% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend our bye-laws regarding the appointment and removal of directors, contentsremuneration, powers and duties of the board, indemnification of directors and officers, director’s interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

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Under Bermuda law, a company is required to convene at least one general shareholders’ meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up share capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

Bermuda law requires that shareholders be given at least five days’ advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings and special general meetings must be made in writing at least 21 days before the meeting.

Election or Removal of Directors

Under Bermuda law and our bye-laws, directors are elected at the annual general meeting to serve until their successors are elected or appointed, unless they are earlier removed or resign.

The election of our Class I, II and III directors is determined by a simple majority of votes cast by our common shareholders, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all Class I, II and III directors. Our Class IV directors are designated and elected solely by holders of our preferred shares and convertible common shares.

Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days’ notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

Duties of Directors and Officers

Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a Bermuda company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the relevant company’s bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

Under Bermuda law, the directors’ duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director’s skills and experience.

Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines have contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director’s, officer’s or auditor’s percentage of responsibility as determined by the court.

Our board of directors is currently divided into four classes and comprised of 11 directors. The specific number of directors constituting the board of directors is determined from time to time by resolution of our shareholders at a general meeting. The directors of the class elected at each annual general meeting hold office for a term of three years, with the term of each class expiring at successive annual general meetings of

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shareholders. A total of four Class IV directors are elected solely by the holders of our Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in accordance with our bye-laws and the terms of the Description of Stock for Series A Convertible Voting Preferred Shares, Series B Convertible Voting Preferred Shares, Series C Convertible Voting Preferred Shares, Class A Convertible Voting Common Shares, Class B Convertible Voting Common Shares and Class C Convertible Voting Common Shares adopted by our board of directors on December 9, 2001, which we refer to as the “outstanding preferred description of stock”.

Dividends

The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. Under Bermuda law, we may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) we are, or after the payment would be, unable to pay our liabilities as they fall due, or (ii) the realizable value of our assets after the payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

Under the terms of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, so long as the preferred shareholders maintain certain ownership thresholds during certain time periods, we may not increase dividends paid upon our common shares above a permitted amount or make distributions upon our common shares above a permitted amount without approval of certain of our shareholders.

As of September 19, 2005 our subsidiaries have issued approximately $167.1 million of subordinated debt securities. Of this amount, approximately $5.2 million have been purchased by certain subsidiaries of ours for investment purposes. From time to time, our affiliates may issue, in private placements, additional subordinated debt securities. In connection with the issuance of subordinated debt securities, we have agreed, among other things, that if full distributions on the subordinated debt securities have not been paid or set apart for payment or we are in default of its related guarantee obligations, PXRE, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its share capital, including the common shares.

Changes in Capital

We may from time to time by shareholder resolution passed by a simple majority of our common shares, convertible common shares (on a fully converted basis) and preferred shares (on a fully converted basis):

•	increase our share capital to be divided into shares in the amount that the resolution prescribes;

•	divide our shares into several classes with different rights;

•	consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

•
sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

•
cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

•	change the currency denomination of our share capital; and

•	authorize the reduction of issued share capital or any share premium.

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Transfer Of Shares

Transfer of shares must be in writing. The instrument of transfer of a share may be in any form which our board of directors approves.

Modification Of Rights

Our bye-laws provide that, subject to Bermuda law and the limitation on controlled shares, the rights attached to any class of common shares may be modified by a resolution passed at a separate general meeting of the holders representing at least 66 2/3% of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

Borrowing Power

Neither Bermuda law nor our memorandum of association nor our bye-laws restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, with no shareholders’ resolution being required.

Convertible Common Shares

As of September 19, 2005 there were 7,037,166 convertible common shares outstanding.

Except as otherwise provided, each class of convertible common shares (which includes the Class A Common Shares, Class B Common Shares and Class C Common Shares) has, and any class of convertible common shares offered and sold directly by us hereunder will have, the same voting rights as common shares. Each class of convertible common shares has the same rights, preferences and privileges as each other class of convertible common shares, except as described in the outstanding description of preferred stock which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The convertible common shares that are currently outstanding or that are issuable by us, automatically convert into common shares on a one-for-one basis upon a transfer of record ownership to any person other than the original purchasers, or any of their respective affiliates or limited partners (including, without limitation, in connection with a public offering of the shares), or a person approved by our board of directors in its sole discretion. Convertible common shares may be converted at the option of the holder into common shares on a one-for-one basis at any time that the holder would be entitled to vote preferred shares generally in the election of directors in accordance with the outstanding preferred description of stock. Our Class IV directors are designated solely by holders of our convertible common shares and preferred shares. The holders of convertible common shares do not vote for any other directors. Any shares of convertible common shares issued and sold directly by us, and not as a result of the conversion of outstanding preferred shares, will automatically convert into common shares on a one-for-one basis upon sale to investors.

In accordance with the requirements of the Securities and Exchange Commission, under the registration statement of which this prospectus forms a part, we are registering outstanding convertible preferred shares held by certain of our selling shareholders and outstanding convertible common shares into which convertible preferred shares held by certain of our selling shareholders may be converted. The selling shareholders do not intend to sell either the convertible preferred shares or the convertible common shares, and have entered into an agreement with us not to do so.

Outstanding Preferred Shares

As of September 19, 2005, there were 5,813 preferred shares outstanding.

On April 4, 2002, in a private placement, we issued 15,000 shares of our preferred shares in a private placement under Section 4(2) of the 1933 Act not involving any public offering. We sold the preferred shares to a limited number of sophisticated investors through direct negotiation without general solicitation or general advertising. We issued (i) 7,500 shares of Series A Preferred Shares, allocated to two sub-series of shares, 5,000 shares allocated to sub-series Al (Al Preferred Shares) and 2,500 shares allocated to sub-series A2 (A2 Preferred Shares), (ii) 5,000 shares of Series B Preferred Shares, allocated to two sub-series of shares,

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3,333.333 shares allocated to Series B1 (B1 Preferred Shares) and 1,666.667 shares allocated to Series B2 (B2 Preferred Shares) and (iii) 2,500 shares of Series C Preferred Shares, allocated to two sub-series of shares, 1,666.667 shares allocated to Series C1 (C1 Preferred Shares) and 833.333 shares allocated to Series C2 (C2 Preferred Shares). All such A1 Preferred Shares, B1 Preferred Shares and C1 Preferred Shares were mandatorily converted into Class A Convertible Common Shares, Class B Convertible Common Shares and Class C Convertible Common Shares, respectively, on March 31, 2005. The material terms and provisions of the rights, preferences and privileges of the preferred shares and convertible common shares are contained in the description of stock, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Priority

The respective rights of each series of preferred shares to receive dividends rank pari passu with each other, junior only to the Junior Subordinated Deferrable Interest Debentures due 2027 of PXRE Delaware, capital securities issued by our subsidiaries and the guarantees with respect to those capital securities, and senior to common shares, convertible common shares and all other classes and series of our capital shares, including without limitation other classes and series of preferred shares. Upon our dissolution, liquidation or winding up, the respective holders of each series of preferred shares would have, pari passu, the right to receive, subject to remaining funds, cash equal to the liquidation preference for the respective series of preferred shares and prior to the junior shares. If the remaining funds distributable upon our liquidation, dissolution or winding-up are insufficient to permit payment to the respective holders of each series of preferred shares of the full preferential amounts, then the remaining funds shall be distributed ratably among the preferred shares.

Voting

The preferred shares vote on a fully converted basis with the common shares and other voting securities, together as a single class, on all matters which are submitted to a vote of the shareholders, other than the election of directors, except that in no event will purchasers and their respective affiliates be permitted to exercise voting rights, collectively through our securities, in excess of 49.9% of our aggregate voting power on any shareholder matter. In addition as described above under “—Common Shares—Voting Rights and Shareholder Meetings,” our bye-laws provide that, subject to the sole discretion of the board of directors, no person is entitled to exercise voting power in excess of a maximum limitation of 9.9% of the votes conferred on all our issued and outstanding shares. Our board of directors may in its discretion waive the 9.9% limitation on a case by case basis. Our board of directors has waived the 9.9% limitation with respect to Capital Z and certain of their affiliates. Our Class IV directors are designated solely by holders of our preferred shares and convertible common shares. The holders of preferred shares do not vote for any other directors.

For each series of preferred shares, for so long as any preferred shares remain issued and outstanding, unless otherwise provided by law, the affirmative vote of at least 50% of all the preferred shares issued and outstanding for that series will be necessary to permit us to:

•
authorize, create, designate, issue or sell any securities with rights that rank pari passu with or senior to the preferred shares of that series or adversely affect the holders of those preferred shares or convertible common shares for such series, or amend any existing capital shares if the effect is to rank such capital shares pari passu with those preferred shares;

•	in any manner alter or change the rights or other terms of the preferred shares or convertible common shares for such series as set forth in the outstanding preferred description of stock;

•
reclassify any capital shares into shares that are either senior to or pari passu with the preferred shares for that series in terms of dividends and other distributions or that would adversely affect the rights appertaining to common shares or convertible common shares, as the case may be, which those holders of preferred shares would have after conversion of the preferred shares into convertible common shares for that series or conversion of the convertible common shares into common shares;

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•
amend, alter or repeal any provision of our memorandum of association or bye-laws if such action would have an adverse effect on the rights of the holders of preferred shares for the series or those rights appertaining to convertible common shares or common shares which those holders would have after conversion of those preferred shares into convertible common shares or convertible common shares into common shares; or

•
make any change to the authorized number of preferred shares or convertible common shares or issuance of any additional preferred shares or convertible common shares except that the consent of the Series C Preferred Shares is not necessary in order to change the authorized number of or issuance of preferred shares or convertible common shares.

Additionally, consent will be required in order for us to take certain acts for so long as the initial purchasers of the preferred shares, their respective affiliates and limited partners meet certain ownership thresholds. We are required to receive consent for acts that:

•	result in our sale where the per share consideration paid to holders of preferred shares on an as converted basis is less than 200% of the current conversion price of the preferred shares;

•	result in the sale or transfer of 25% or more of our assets;

•	result in a voluntary delisting of our common shares from the New York Stock Exchange;

•	result in a ratio of indebtedness to total capital in excess of 0.25 to 1.00 at any time on or after April 4, 2005;

•	effect or attempt to effect our voluntary liquidation, dissolution or winding-up;

•	result in an expansion by us into lines of business other than continuing lines of business in which we are currently involved;

•	involve the purchase or renewal of retrocessional or reinsurance coverage from companies that are below certain standards, with certain exceptions for coverages consistent with past practice;

•	increase investment in any hedge funds beyond amounts held at September 30, 2001 without the prior unanimous approval of the investment committee of the board of directors; and

•
at any time on or after April 4, 2005, result in payment of any dividend or other distribution with respect to common shares or result in a redemption, offer to purchase, tender offer or other acquisition of our share capital involving consideration having an aggregate fair market value in excess of the greater of: (i) an amount equal to 20% of the cumulative amount by which our consolidated net income in any calendar year commencing with the year ending December 31, 2002 exceeds $50,000,000 minus the sum of all cash and the fair market value of all non-cash consideration paid in respect of redemptions, offers to purchase, tender offers or other acquisitions of our share capital on or after December 10, 2001 and (ii) an increase in the amount of dividends paid with respect to common shares, at a cumulative annualized rate of more than 10%.

Dividends

The preferred shares are entitled to receive, when, as and if declared by the board of directors and to the extent of funds legally available for the payment of dividends, cumulative dividends per share at the rate per annum of 8% of the sum of the stated value on each share plus any accrued and unpaid dividends on the preferred shares, payable on a quarterly basis. To the extent dividends are not paid when due, dividends will be payable and accrue at the rate of 10% per annum compounded quarterly until paid. These dividends, if declared by the board of directors, will be payable in cash.

Conversion

For each series, each preferred share is convertible at any time at the option of the holder into convertible common shares for the series. The number of convertible common shares per preferred share issuable upon any conversion will be determined by dividing a liquidation preference for the series equal to

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the aggregate original purchase price of the preferred shares plus accrued but unpaid dividends, by the conversion price then in effect.

The initial conversion price was $15.69. The conversion price is subject to adjustment to avoid dilution in the event of recapitalization, reclassification, stock split, consolidation, merger, amalgamation or other similar event or an issuance of additional common shares in a private placement below the fair market value or in a registered public offering below 95% of fair market value (in each case, fair market value being the value immediately prior to the date of announcement of issuance) or without consideration. In addition, the conversion price is subject to adjustment, for certain loss and loss expense development on reserves for losses incurred on or before September 30, 2001 (and loss adjustment expenses related thereto), on an after-tax basis, equal to an amount computed in accordance with a formula as set forth in the outstanding preferred description of stock. The conversion price is also subject to adjustment if we experience adverse loss development in excess of a $7 million after-tax threshold and subject to a cap of $12.0 million after-tax. As of June 30, 2005, after giving effect to the $12.0 million cap referred to above, we had incurred $36.2 million of net after-tax adverse development above this $7 million threshold, resulting in an adjusted conversion price of $13.26.

A2 Preferred Shares, B2 Preferred Shares and C2 Preferred Shares will be mandatorily convertible into Class A Convertible Common Shares, Class B Convertible Common Shares and Class C Convertible Common Shares, respectively, on April 4, 2008. The conversion price used in connection with the mandatory conversion of A2 Preferred Shares, B2 Preferred Shares and C2 Preferred Shares includes price protection.

Notwithstanding the foregoing, on any conversion date, to the extent necessary to prevent the initial purchasers of preferred shares and their affiliates from owning more than 49.9% of our share capital upon conversion, we shall have the right (but not the obligation) to make a cash payment in lieu of convertible common shares equal to the fair market value of the convertible common shares that would have been received in excess of the 49.9% limitation in connection with any conversion, plus, in certain circumstances, an additional tax gross-up amount to take into account the difference between the federal income tax rate on long-term capital gains and the federal ordinary income tax rate that might apply to the recipient on the receipt of a cash payment in lieu of convertible common shares. The outstanding preferred description of stock does not provide for redemption of the preferred shares.

In accordance with the requirements of the Securities and Exchange Commission, under the registration statement of which this prospectus forms a part, we are registering outstanding preferred shares held by certain of our selling shareholders that may be converted into common shares that may be sold from time to time. The selling shareholders do not intend to sell either the convertible preferred shares or the convertible common shares into which the preferred are convertible, and have entered into an agreement with us not to do so.

Offered Preferred Shares

The following summary of the terms of the offered preferred shares does not contain all of the information that may be important to you. You should carefully review the applicable description of stock, our bye-laws and the information in the applicable prospectus supplement before you decide to invest in our preferred shares.

The rights of holders of preferred shares offered by this prospectus will be subject to, and may be adversely affected by, issuances of preferred shares in the future. Under some circumstances, alone or in combination with certain provisions of our memorandum of association and bye-laws, described below under “—Additional Provisions of our Memorandum of Association and Bye-laws,” our issuances of preferred shares may discourage or make more difficult an acquisition of PXRE that the board of directors deems undesirable.

Our board of directors has the power, without further action by our shareholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred shares, to issue preferred shares in one or more series and to fix the voting rights, designations, preferences and other terms applicable to the preferred shares to be issued. The board of directors may issue preferred shares to obtain additional

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financing, in connection with acquisitions, as compensation to our officers, directors or employees and our subsidiaries in accordance with benefit plans or otherwise and for other proper corporate purposes. We must obtain consent from the holders of a majority of the outstanding preferred shares of a series before certain securities that rank pari passu or senior to that series, in terms of the payment of dividends or distribution of assets, may be issued.

Our board of directors has authorized the issuance of one or more series of additional preferred shares and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred shares offered by this prospectus and the applicable prospectus supplement. The offered preferred shares, if and when issued and sold, will be fully paid and nonassessable.

Terms Specified in Prospectus Supplement

The following description sets forth some general terms and provisions of the offered preferred shares. The number of shares and all of the relative rights, preferences and limitations of the respective series of offered preferred shares that the board of directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of offered preferred shares may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

•	voting rights;

•	preferences and rights upon liquidation or winding-up;

•	whether or not and on what terms the shares will be convertible into or exchangeable for our shares of any other class, series or security or those of any other corporation or any other property;

•	whether depositary shares representing the offered preferred shares will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

We have summarized below the material provisions of a series of offered preferred shares. The board of directors or a duly authorized committee of the board of directors will adopt the resolutions to be included in a description of stock prior to the issuance of a series of offered preferred shares.

Any series or class of preferred shares could, as determined by our board of directors at the time of issuance, rank senior to our common shares with respect to dividends, voting rights, redemption and liquidation rights. The preferred shares authorized are of the type commonly known as blank-check preferred shares.

The prospectus supplement relating to the new series will specify whether the series of preferred shares will be issued separately, as part of warrant units or upon exercise of warrants.

Ranking

Each new series of preferred shares will rank equally with each other series of preferred shares and prior to our common shares regarding the distribution of dividends or disposition of other assets, unless otherwise specified in the applicable prospectus supplement.

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Dividends

Unless otherwise specified in the applicable prospectus supplement, holders of each new series of preferred shares will be entitled to receive cash dividends, if declared by the board of directors or a duly authorized committee out of funds legally available for cash dividends. For each series, we will specify in the applicable prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred shares will be cumulative or non-cumulative.

We will pay dividends to holders of record of preferred shares as they appear on our records, on the record dates fixed by the board of directors or a duly authorized committee.

We cannot declare or pay full dividends on funds set apart for the payment of dividends on any series of preferred shares unless dividends have been paid or set apart for payment on a proportionate basis with other equity securities that rank equally with the preferred shares regarding the distribution of dividends. If we do not pay full dividends on all equity securities that rank equally, then each series of preferred shares will share dividends in proportion with our other equity securities that rank equally with that series.

Conversion and Exchange

The prospectus supplement for any new series of preferred shares will state the terms and other provisions, if any, on which shares of the new series of preferred shares are convertible into common shares or exchangeable for securities of a third party.

Redemption

We will specify in the prospectus supplement applicable to each new series of preferred shares:

•	whether it will be redeemable at any time, in whole or in part, at our option or the holder of the preferred shares;

•	whether it will be subject to mandatory redemption pursuant to a sinking fund or on other terms; and

•	the redemption prices.

In the event that preferred shares are partially redeemed, the shares to be redeemed will be determined by lot, on a proportionate basis or any other method determined to be equitable by the board of directors.

Dividends will cease to accrue on preferred shares called for redemption, and all rights of holders of redeemed shares will terminate, on and after a redemption date, except for the right to receive the redemption price, unless we default in the payment of the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive:

•	distributions upon liquidation in the amount set forth in the applicable prospectus supplement; plus

•	any accrued and unpaid dividends.

These payments will be made to holders of preferred shares out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred shares regarding liquidation rights.

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In the event that holders of preferred shares are not paid in full upon our liquidation, dissolution or winding up, then these holders will share, on a proportionate basis, any future distribution of our assets with holders of our other securities that rank equally with them.

After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred shares will not be entitled to any further participation in any distribution of our assets.

Voting Rights

The holders of preferred shares will have no voting rights except as indicated in the certificate of designations relating to the series, the applicable prospectus supplement or as required by applicable law.

Transfer Agent and Registrar

We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for each new series in the applicable prospectus supplement.

Reservation of Common Shares

We have reserved for issuance the full number of convertible common shares issuable on conversion of the preferred shares and the full number of common shares issuable on conversion of the convertible common shares out of the total of our authorized but unissued convertible common shares and common shares to permit the conversion of the preferred shares into common shares including the preferred shares that may be converted by our selling shareholders.

Additional Provisions of our Memorandum of Association and Bye-Laws

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda. These documents include our certificate of incorporation, memorandum of association, including its objects and powers, and any alteration to our memorandum of association.

Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented at the annual general meeting. As a company whose shares are listed on an appointed stock exchange, we may prepare and send our shareholders summarized financial statements instead of audited financial statements. If we choose to prepare summarized financial statements, we must make a copy of the summarized financial statements available for inspection by the public at our registered office in Bermuda. Our register of shareholders is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. We are required to maintain our share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

We are required to keep at our registered office a register of our directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a special resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, approval of the Bermuda Minister of Finance is not required for an amendment that alters or reduces a company’s share

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capital as provided in the Companies Act 1981. Except as set forth in our bye-laws, our bye-laws may be amended by a special resolution passed by a majority of votes cast at a general meeting.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act 1981. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company’s memorandum is passed. Application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. The application may not be made by persons voting in favor of the amendment.

Appraisal Rights and Shareholder Suits

Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of the shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

•	a meeting of the holders of shares of the amalgamating company;

•	a meeting of the holders of each class of shares of the amalgamating company; and

•	in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his or her discretion).

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

•	is alleged to be beyond the corporate power of the company;

•	is illegal; or

•	would result in the violation of the company’s memorandum of association or bye-laws.

Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company’s conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

Bermuda Monetary Authority consent will be required for the issuance and/or transfer of any preferred shares and for any common shares that do not currently benefit from the existing Bermuda Monetary Authority permission.

Pursuant to our bye-laws, we and each of our members have agreed to waive any claim or right of action we might have against any of our directors or officers with respect to any action taken by the director or officer or the failure of the director or officer to take any action in the performance of his or her duties or supposed duties with or for the company. This waiver does not, however, extend to any matter in respect of any fraud or dishonesty that may attach to the director or officer.

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DESCRIPTION OF THE DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of offered preferred shares, rather than individual offered preferred shares. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred shares as described below.

The following description of the depositary shares, depositary receipts and the deposit agreement is a summary of the material terms and provisions of those documents and does not contain all of the information that may be important to you. You should carefully review the depositary shares, depositary receipts, the deposit agreement and the information in the applicable prospectus supplement before you decide to invest in our depositary shares.

The offered preferred shares of any series represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, which we refer to as the “Preferred Share Depositary,” and the holders from time to time of depositary receipts issued under the agreement. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of an offered preferred share represented by that depositary share, to all the rights and preferences of the offered preferred shares represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of offered preferred shares. Immediately following the issuance of shares of a series of offered preferred shares, we will deposit those shares with the Preferred Share Depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The Preferred Share Depositary will distribute all cash dividends or other cash distributions received on the related series of offered preferred shares to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the Preferred Share Depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the Preferred Share Depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the Preferred Share Depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the Preferred Share Depositary on account of taxes or other governmental charges.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the Preferred Share Depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and compliance with any other requirement of the deposit agreement, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related series of offered preferred shares and all money or other property, if any, represented by those shares. Holders of depositary receipts representing any number of whole offered preferred shares will be entitled to receive whole shares of the related series of offered preferred shares, but those holders of whole offered preferred shares will not thereafter be entitled to deposit those offered preferred shares with the Preferred Share Depositary or to

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receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number representing whole shares of the related series of offered preferred shares to be withdrawn, the Preferred Share Depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Offered Preferred Shares

Upon receiving notice of any meeting at which the holders of any series of the offered preferred shares are entitled to vote, the Preferred Share Depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of offered preferred shares. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of offered preferred shares, may instruct the Preferred Share Depositary how to exercise his or her voting rights. The Preferred Share Depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole offered preferred shares represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting offered preferred shares for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

Depositary shares will be redeemed from any proceeds received by the Preferred Share Depositary resulting from the redemption, in whole or in part, of the series of the offered preferred shares represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the offered preferred shares. If we redeem shares of a series of offered preferred shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of depositary shares representing the offered preferred shares that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Share Depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the Preferred Share Depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the Preferred Share Depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding, and no amendment may impair the right of any holder of any depositary receipts, described above under “Withdrawal of Shares,” to receive shares of the related series of offered preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. We may terminate the deposit agreement at any time with at least 60 days’ prior written notice to the Preferred Share Depositary. Within 30 days of the date of the notice, the Preferred Share Depositary will deliver or make available for delivery to holders of depositary receipts, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole shares of the related series of offered preferred shares as are represented by the depositary receipts. The deposit agreement will automatically terminate after there has been a final distribution on the related series of offered preferred shares in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares.

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Charges of Preferred Share Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the Preferred Share Depositary in connection with the initial deposit of the related series of offered preferred shares, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred shares by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Limitation on Liability of Company and Preferred Share Depositary

Neither we nor the Preferred Share Depositary will be liable if prevented or delayed by law, by any provision of our bye-laws or of the depositary shares or by any circumstance beyond its control from performing its obligations under the deposit agreement. Our obligations and those of the Preferred Share Depositary under the deposit agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they will be liable for negligence or willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding related to any depositary receipts, depositary shares or related series of offered preferred shares unless satisfactory indemnity is furnished.

Preferred Share Depositary as Transfer Agent and Registrar

The Preferred Share Depositary will act as transfer agent and registrar for depositary receipts, and, if offered preferred shares of a series are redeemable, the Preferred Share Depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Share Depositary

The Preferred Share Depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the Preferred Share Depositary. Any resignation or removal will take effect upon the appointment of a successor Preferred Share Depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

We will deliver all required reports and communications to holders of the offered preferred shares to the Preferred Share Depositary, and it will forward those reports and communications to the holders of depositary shares.

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FORMS OF SECURITIES

Each debt security or warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities or warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities.

Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the

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relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustees, the warrant agents nor any of our other agents, agents of the trustees or agents of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

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SELLING SHAREHOLDERS

Up to 11,623,362 common shares may be sold from time to time in one or more offerings by the selling shareholders. Such common shares will be issued upon conversion of issued and outstanding convertible common shares and conversion of preferred shares issued and outstanding prior to September 19, 2005. We will not receive any proceeds from sales of common shares by the selling shareholders.

In accordance with the requirements of the Securities and Exchange Commission, we are registering outstanding convertible common shares and outstanding convertible preferred shares and convertible common shares into which such convertible preferred shares convert. The selling shareholders do not intend to sell either the convertible preferred shares or the convertible common shares, and have entered into an agreement with us not to do so. None of the selling shareholders has committed to sell any shares under this prospectus. The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

All expenses related to the registration of the shares owned by the selling shareholders will be paid by us; provided, however, that the selling shareholders are obligated to pay any underwriting fees, discounts or commissions in connection with the registration.

The following table sets forth information relating to the selling shareholders’ beneficial ownership of our common stock as of September 19, 2005:

	Common Shares Beneficially Owned Prior to the Offering			Maximum	Maximum	Common Shares Beneficially Owned After the Offering
Selling Shareholders	Number(1)	Percent of Common Shares Outstanding(2)	Number of Convertible Preferred Shares(3)	Number of Convertible Common Shares(4)	Number of Common Shares Offered(5)	Number(6)	Percent of Common Shares Outstanding(7)

Capital Z Partners, Ltd.., & Affiliates(8)	6,815,613	20.2%	3,168.53	6,794,780	6,794,780	20,833	—%
Reservoir Capital Management L.L.C. & Affiliates(9)	2,941,647	8.7	1,588.49	2,778,797	2,778,797	162,850	—
RER Reinsurance Holdings, L.P.(10)	1,773,699	5.2	1,013.93	1,773,699	1,773,699	0	—
Robert Stavis(11)	92,403.3		42.25	73,903	73,903	18,500	—

Total	11,623,362	34.4%	5,813.2	11,421,179	11,421,179	202,183	—%

(1)
Includes common shares outstanding as of September 19, 2005, plus common shares issuable upon conversion of convertible common shares outstanding as of September 19, 2005, plus common shares issuable upon conversion of preferred shares outstanding as of September 19, 2005, plus common shares issuable upon exercise of options and/or warrants outstanding as of September 19, 2005, exercisable within 60 days of the date hereof, plus restricted common shares.

(2)
Applicable percentage ownership is based on 22,357,955 common shares outstanding as of September 19, 2005, plus 4,384,013 common shares issuable upon conversion of the preferred shares outstanding as of September 19, 2005, plus 7,037,166 common shares issuable upon conversion of the convertible common shares outstanding as of September 19, 2005, plus 23,333 common shares issuable upon exercise of options held by the selling shareholders outstanding as of September 19, 2005 and exercisable within 60 days hereof, plus 28,500 restricted common shares held by the selling shareholders outstanding as of September 19, 2005 and 150,350 common shares beneficially owned by the selling shareholders outstanding as of September 19, 2005.

(3)	Includes Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares issued and outstanding as of September 19, 2005.
(4)
Assumes all of the preferred shares are converted into convertible common shares, although the selling shareholders may sell all, part or none of their preferred shares covered by the registration statement of which this prospectus forms a part. Includes Class A Convertible Common Shares, Class B Convertible Common Shares and Class C Convertible Common Shares issued and outstanding as of September 19,

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2005 and issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, respectively, issued and outstanding as of September 19, 2005.
(5)
Includes only common shares issuable upon conversion of the issued and outstanding convertible common shares and the convertible common shares into which the issued and outstanding preferred shares convert.

(6)
Assumes all of the common shares issuable upon conversion of the convertible common shares and preferred shares are sold, although the selling shareholders may sell all, part or none of their common shares covered by the registration statement of which this prospectus forms a part.

(7)	Individually, and in the aggregate, the selling shareholders shall own less than 1% of common shares outstanding.
(8)
According to the Company’s Share Register, Capital Z holds 3,168.532 preferred shares, which includes 3,151.744 A2 Preferred Shares owned by Capital Z Fund and 16.788 A2 Preferred Shares owned by Capital Z Private Fund. The 3,168.532 preferred shares held by Capital Z are convertible into 2,389,542 common shares. In addition, Capital Z Management, LLC holds 20,833 common shares, 12,500 of which are restricted common shares, and options exercisable within 60 days to purchase 8,333 common shares that were granted to it under our Director Stock Plan as the designee of Jonathon Kelly, Susan Fleming and Bradley Cooper, members or past member of our board of directors.

(9)
According to the Company’s Share Register, Reservoir Capital Partners Master Fund, L.P. (“Reservoir Master Fund”) and Reservoir Capital Partners, L.P. (“Reservoir Partners” and, together with Reservoir Master Fund and their various affiliates, “Reservoir”) hold the 1,588.492 preferred shares, which includes 1,359.749 B2 Preferred Shares owned by Reservoir Partners and 228.743 B2 Preferred Shares owned by Reservoir Master Fund. The 1,588.492 preferred shares held by Reservoir are convertible into 1,197,958 common shares. According to an Amended Schedule 13D filed on April 8, 2005 by Reservoir, Reservoir holds 150,350 common shares. In addition, Reservoir holds 12,500 common shares, of which 7,500 are restricted common shares, and options exercisable within 60 days to purchase 5,000 common shares that were granted to it under our Director Stock Plan as a designee of Craig Huff, a member of our board of directors.

(10)
According to the Company’s Share Register, RER holds the 1,013.930 preferred shares, consisting of C2 Preferred Shares owned by Rainwater. The 1,013.930 preferred shares held by RER are convertible into 764,653 common shares. Based on the Amended Schedule 13D filed on April 8, 2005, we believe Richard Rainwater, as the sole general partner of RER, has the sole voting and dispositive power with respect to the 1,013.930 preferred shares held by RER.

(11)
Includes 18,500 common shares, 8,500 of which are restricted common shares, and options exercisable within 60 days to purchase 10,000 common shares. Mr. Stavis also holds 42.246 preferred shares, consisting of C2 preferred shares, which, preferred shares are ultimately convertible into 31,860 common shares.

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PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or the selling shareholders:

•	through agents,

•	to or through one or more underwriters on a firm commitment or best efforts basis,

•	through put or call option transactions relating to the securities,

•	through broker-dealers (acting as agent or principal),

•	directly by us or the selling shareholders to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker- dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling shareholders or from the purchasers of the securities. The selling shareholders and dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If the selling shareholders or such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We and the selling shareholders may directly solicit offers to purchase the securities and we or the selling shareholders may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the

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securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us or the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

In connection with the sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell short the common shares and deliver common shares to close out short positions, or loan or pledge the common shares to broker-dealers that, in turn, may sell the securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common shares by any selling shareholder. The selling shareholders may decide not to sell all or a portion of the common shares offered by them pursuant to this prospectus or may decide not to sell common shares under this prospectus. However, the selling shareholders do not intend to offer for resale either the convertible preferred shares or any convertible common shares and have entered into an agreement with us not to do so. In addition, the selling shareholders may transfer, devise or give the common shares by other means not described in this prospectus. Any common shares that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to United States and New York law will be passed upon for us by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely on the opinion of Conyers Dill & Pearman with respect to Bermuda law.

EXPERTS

The consolidated financial statements and financial statement schedules of PXRE Group Ltd. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of

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December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to the adoption of FASB Interpretation No. 46R “Consolidation of Variable Interest Entities,” during 2004.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans, individual retirement accounts and other arrangements including individual retirement accounts and Keogh plans that are subject to ERISA and/or Section 4975 of the Code (also “plans”), and “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code. Prohibited transactions within the meaning of ERISA or the Code could arise, for example, if these securities are acquired by or with the assets of a plan with respect to which we or one of our subsidiaries or affiliates is a service provider, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased or held by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, or holder of these securities will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any plan or (b) or such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Under ERISA, assets of a plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. Accordingly, insurance company general accounts that include assets of a plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of these securities have exclusive responsibility for ensuring that their purchase and holding of the securities do not violate the prohibited transaction rules of ERISA or the Code.

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BERMUDA MONETARY AUTHORITY

The Bermuda Monetary Authority has classified us as a non-resident of Bermuda for exchange control purposes. Accordingly, the Bermuda Monetary Authority does not restrict our ability to convert currency, other than Bermuda dollars, held for our account to any other currency, to transfer funds in and out of Bermuda or to pay dividends or other forms of payment to non-Bermuda residents who are shareholders or holders of our other securities, other than in Bermuda dollars.

We have obtained the permission of the Bermuda Monetary Authority for the issuance and free transferability of our share capital that we may offer as described in this document to and between non-residents of Bermuda for exchange control purposes. This permission is subject to the condition that our common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue our shares or to transfer our shares between persons regarded as non-resident in Bermuda for exchange control purposes. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

Supervision, Investigation and Intervention

The Bermuda Monetary Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Bermuda Monetary Authority believes that such an investigation is in the best interests of the insurer’s policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the Bermuda Monetary Authority, the Bermuda Monetary Authority may direct an insurer to produce documents or information relating to matters connected with its business. In addition, the Bermuda Monetary Authority has the power to require the production of documents from any person who appears to be in possession of such documents as the Authority may reasonably require for the performance of its functions under the Insurance Act. The Bermuda Monetary Authority has the power in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the Bermuda Monetary Authority has required or could require information. If it appears to the Bermuda Monetary Authority to be desirable in the interests of the clients of a person registered under the Insurance Act, the Bermuda Monetary Authority may also exercise these powers in relation to any company that is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise of more than 50 per cent of the voting power at a general meeting.

If it appears to the Bermuda Monetary Authority that there is a risk of an insurer becoming insolvent, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, the Bermuda Monetary Authority may, among other things, direct the insurer (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments, (iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit its premium income. The Bermuda Monetary Authority intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

Disclosure of Information

In addition to powers under the Insurance Act to investigate the affairs of an insurer, the Bermuda Monetary Authority may require certain information from an insurer (or certain other persons) to be produced to them. The Bermuda Monetary Authority has the power to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the Bermuda Monetary Authority must be

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satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the Bermuda Monetary Authority must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority that has requested assistance in connection with inquiries being carried out by it in the performance of its regulatory functions. The Minister’s powers include requiring a person to furnish information, to produce documents, to attend and to give assistance and answer questions in connection with inquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda that a person possesses or controls. The Minister must consider, amongst other things, whether it is in the public interest to give the information.

UNENFORCEABILITY OF CERTAIN UNITED STATES JUDGMENTS

PXRE Group Ltd. is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as the experts named in this prospectus reside outside of the United States. A substantial portion of our and their assets are or may be located outside the United States. As a result it may not be possible for the holders of our common or preferred shares or holders of other securities to effect service of process within the United States upon us and them or to enforce against us and them in U.S. courts judgments based on the civil liability provisions of the securities laws of the United States. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of securities laws of the United States, relating to offers and sales of the securities covered by this prospectus, by serving CT Corporation, our United States agent irrevocably appointed for that purpose.

In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our Bermuda legal counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have as treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda Court as having jurisdiction over us or our directors or officers, as determined by reference to the Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws may not be enforceable in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

U.S. statutory law and related regulations are not enforceable by original action in Bermuda and investors could not rely upon U.S. federal securities laws to assert a cause of action in the Bermuda courts. There are, however, remedies available under Bermuda common law, equity and under Bermuda statutes that would be available to investors in the Bermuda courts against the registrant, affiliates of the registrant, underwriters, or any named expert. These remedies will not be identical to the remedies available under U.S. statutory law and may not be as extensive.

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DIFFERENCE IN CORPORATE LAWS

The Companies Act 1981 of Bermuda, which applies to us, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of significant provisions of the Companies Act, including modifications adopted pursuant to the bye-laws, applicable to us which differ in some respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Alternate Directors

Bermuda law provides that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

Committees of the Board of Directors

Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

Fiduciary Duties of Directors and Officers

In addition to common law fiduciary duty to us, the Companies Act 1981 of Bermuda imposes the following fiduciary duties on each director and officer:

Duty to act honestly and in good faith with a view to the best interests of the company. In conflict of interest situations, a director or officer must place the best interests of the company above the director’s own personal interests. A director or officer may not use his or her position as a director or officer to make a personal profit from opportunities that rightfully belong to the company.

Duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director or officer must act reasonably in accordance with the level of skill expected from a person of his or her knowledge and experience. A director must attend diligently to the company’s affairs, but may, in doing so, act on an intermittent, rather than a continuous, basis. A director or officer may delegate management functions to suitably qualified persons, although the director or officer will not avoid duty by delegation to others.

These two duties are similar to the duty of loyalty and the duty of care that directors and officers have under Delaware law. Delaware courts generally presume that directors have fulfilled their duty of care so long as their conduct does not involve fraud, illegality, conflict of interest, lack of a rational business purpose or gross negligence. A Bermuda court is likely to interfere with decisions of directors only if the directors acted in bad faith or exceeded the powers granted to them under a company’s bye-laws, or it the court finds that no reasonable board of directors could have come to the decision that was reached.

Under Bermuda law, directors and officers owe fiduciary duties to the company as a whole and not to shareholders individually. If a company suffers any losses due to acts or omissions of its directors or officers that constitute a breach of their duties to the company, then the company may be able to recover its losses from those directors or officers. Examples of this type of situation would be misappropriation of the company’s assets or transactions undertaken on behalf of the company for an unlawful purpose. Under Delaware law, directors and officers owe fiduciary duties to both the corporation and its shareholders.

Interested Director Transactions

Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can the director be liable to us for any profit realized pursuant to the

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transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors or in writing to the directors. Under Delaware law, this type of transaction would not be voidable if:

•
the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the board of directors, and the board, in good faith, authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts as to the director’s relationship or interest and as to the transaction are specifically approved, in good faith, by vote of the shareholders; or

•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Business Combinations

A Bermuda company may not enter into business combinations with its large shareholders or affiliates, without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of business combinations include mergers, asset sales and other transactions in which a large shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders. A Delaware company may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder unless it obtained either:

•	prior approval from its board of directors of the business combination or transaction, which resulted in the person becoming an interested shareholder; or

•	simultaneous or subsequent approval by its board of directors and a supermajority of its shareholders.

Notwithstanding the previous sentence, the prior approval of its board of directors and/or a supermajority of its shareholders would not be required if, upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting shares at the time the transaction commenced or if the company expressly opted out of this statute in its articles of incorporation. Under Delaware law, an interested shareholder is someone who, together with its affiliates and associates, owns 15% or more of our outstanding voting shares.

Mergers and Similar Arrangements

We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda of which the business is within the business purposes as set forth in our memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside of Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of the shareholder’s shares if the shareholder is not satisfied that fair value has been paid for the shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with some exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote on the transaction (rather than, as in Bermuda, a majority of votes cast). Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of share capital. Upon this type of merger and unless the parent corporation owns 100% of the subsidiary’s shares, dissenting shareholders of the subsidiary would have appraisal rights for the shares of the subsidiary.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the

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company may, by notice, require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its direction to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. There are no directly comparable provisions under Delaware law, although as set forth above under “Mergers and Similar Arrangements,” a parent corporation holding 90% of a subsidiary’s shares could cause a merger of that subsidiary, which would give any minority shareholders dissenter rights.

Shareholder’s Suit

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where any act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in this type of an action generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Our bye- laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of the director’s or officer’s duties, except with respect to any fraud or dishonesty of the director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys’ fees.

Limitation of Liability of Directors and Officers

Our bye-laws provide that we and our shareholders waive all claims or rights of action that we or they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director’s or officer’s duties. However, this waiver does not apply to claims involving fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, share repurchases or share redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws. Our bye-laws do not provide for these specific types of limitation of liability of our directors and officers.

Indemnification of Directors

In accordance with Bermuda law, we may indemnify our directors or officers in their capacity as directors or officers against all civil liabilities for any loss arising out of, or liability attaching to them by virtue of, any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of the director’s or officer’s fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding by reason of his or her position if:

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•	the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Enforcement of Judgments and Other Matters

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether:

•
an investor would be able to enforce, in the courts of Bermuda, judgments of United States courts against us or our directors or officers, as well as the experts name in this prospectus, based on the civil liability provisions of the United States federal securities laws; or

•
an investor would be able to bring an original action in the courts of Bermuda to enforce liabilities against us or our directors and officers, as well as the experts name in this prospectus, based solely on United States federal securities laws.

We also have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for enforcement of judgments based on securities laws, and there are grounds upon which Bermuda courts may decide not to enforce judgments of Unites States courts. Certain remedies available under the laws of United States jurisdictions, including some remedies available under the United federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy. See also “Unenforceability of Certain United States Judgments.”

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association, including its objects and powers, and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized share capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements (and, if applicable, summarized financial statements), which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholder without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list, share ledger and its other books and records for any purpose reasonably related to the person’s interest as a shareholder.

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7,690,000 Shares

PXRE Group Ltd.

Common Shares

PROSPECTUS SUPPLEMENT

Credit Suisse First Boston

October 3, 2005